Exhibit 10.6

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

W TOUCHPOINT RX INVESTORS, LLC

FW TOUCHPOINT RX INVESTORS, LLC

and

PROGRESSIVE CARE, INC.

dated as of

March 30, 2018

Exhibits

Exhibit A	Form of Management Agreement
Exhibit B	Form of Noncompetition Agreement
Exhibit C	Form of Assignment of Membership Interests
Exhibit D	Form of Powers of Attorney
Exhibit E	Disclosure Schedules

Schedules

Schedule 2.3	Assets Owned by Company at Closing

Schedule 3.4	Consents and Approvals

Schedule 3.5	Capitalization of Company

Schedule 3.8	Financial Statements and Undisclosed Liabilities

Schedule 3.9(a)	Employees

Schedule 3.11(e)	Material Government Permits

Schedule 3.12	Actions against Company

Schedule 3.13	Taxes

Schedule 3.14	Employee Benefit Plans; ERISA

Schedule 3.16	Company Insurance Policies

Schedule 3.17	Absence of Specified Changes

Schedule 3.18(a)	Real Property; Leases

Schedule 3.19	Equipment and Personal Property

Schedule 3.20(a)	Intellectual Property

Schedule 3.20(d)	Ownership of Proprietary Rights

Schedule 3.20(e)	Computer Software; Databases; Programs

Schedule 3.20(f)	Licensed Intellectual Property

Schedule 3.21	Company Contracts

Schedule 3.24	Transactions with Affiliates

Schedule 3.26	Third-Party Payors

Schedule 3.27(d)	Governmental Permits

Schedule 3.28	Healthcare Laws

Schedule 3.29(b)	Recoupment Claims

Schedule 3.31	Environmental Representations

Schedule 4.5(a)	Sellers Employment Information

Schedule 4.6	Sellers Insurance Policies

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 30, 2018 (the “Effective Date”) by and among PROGRESSIVE CARE, INC., a Florida corporation (“Purchaser”), W TOUCHPOINT RX INVESTORS, LLC, a Florida limited liability company (“WTRI”), FW TOUCHPOINT RX INVESTORS, LLC, a Florida limited liability company (“FWTRI” and, collectively with WTRI, the “Sellers” and each individually, a “Seller”) for the purchase of 100% of the membership interests in TOUCHPOINT RX, LLC a Florida limited liability company (the “Company”).

Background Statement

The Sellers own, beneficially and of record, 100% of the issued and outstanding membership interests of the Company, which is operated in Palm Springs, Florida as a pharmacy. Purchaser desires to purchase and acquire from the Sellers, and the Sellers desire to sell and transfer to Purchaser, all of the membership interests of the Company, on the terms and subject to the conditions hereinafter set forth.

Statement of Agreement

Accordingly, in consideration of the premises, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. As used throughout this Agreement, the following terms shall have the following meanings:

“Action” means any action, suit, claim, litigation, proceeding, arbitration, audit, investigation, review or hearing (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before any Governmental Authority.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“BOP” means the Board of Pharmacy, Department of Health, State of Florida, and any successor thereto.

“Business” means all of the businesses conducted by the Company, including without limitation its pharmacy and related services at its pharmacy.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for business in Palm Springs, Florida.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended.

“Claim Notice” has the meaning set forth in Section 8.5.

“Closing” and “Closing Date” have the meanings set forth in Section 2.4.

“CMS” means the Centers for Medicare and Medicaid Services, an agency of the United States Department of Health and Human Services, and any successor thereto.

“COBRA” has the meaning set forth in Section 3.14(d).

“Code” means the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended from time to time.

“Company” has the meaning set forth in the Preamble.

“Company Contracts” has the meaning set forth in Section 3.21.

”Confidential Information” means all non-public information, data and records, including the existence and terms of this Agreement, whether written or oral, concerning the business or affairs of any other party hereto; provided, however, that the term Confidential Information shall not include information or data that (a) at the time of disclosure is generally available to and known by the public, (b) was or becomes available to a party on a non-confidential basis from a source other than another party to this Agreement or his or its agents or advisors; provided, however, that such source is not bound by a confidentiality agreement, fiduciary obligation or obligation of secrecy in respect thereof; or (c) was independently developed by the receiving party.

“Covered Properties” has the meaning set forth in Section 3.31(c).

“Damages” means all unreimbursed (for example, from insurance proceeds or due from other third parties) losses, liabilities, settlement payments, awards, judgments, fines, penalties, assessments, damages, deficiencies, taxes, including reasonable attorneys’, accountants’ and auditors’ fees, and reasonable experts’ fees incurred in connection with an Action.

“DEA” means the Federal Drug Enforcement Agency.

“Employee Program” means (a) any “employee benefit plan”, within the meaning of Section 3(3) of ERISA, whether or not it is subject to ERISA, or (b) any other employee benefit arrangement that is (i) the portion of any employment or consulting agreement that provides employee benefits, (ii) an arrangement providing for insurance coverage or workers’ compensation benefits, (iii) an incentive bonus or deferred bonus arrangement, (iv) a stock purchase or stock option arrangement, (v) a cafeteria plan under Code Section 125, (vi) a death benefit or survivor income arrangement, (vii) an arrangement providing termination allowance, salary continuation, severance pay, retention compensation or similar benefits, (viii) a change in control agreement, (ix) an equity compensation or profit-sharing plan, (x) a deferred compensation plan, (xi) an employee relocation, tuition reimbursement, psychiatric or other counselling, employee assistance, dependent care assistance, or legal assistance plan or arrangement, (xii) a fringe benefit arrangement (cash or noncash), (xiii) a holiday or vacation plan or policy, or (xiv) any other compensation arrangement, program, policy or practice.

“Employment Agreement” means any contractual written or oral agreement between the Company and any employee or independent contractor of the Company.

“Environmental Laws” means applicable federal, state, local or foreign Laws, Orders or Licenses relating to prevention, remediation, reduction or control of pollution, or protection of the environment, natural resources and/or human health and safety, including without limitation those relating to (a) solid waste and/or Hazardous Substance generation, handling, transportation, use, treatment, storage or disposal, (b) air, water, and noise pollution, (c) soil, ground, water or groundwater contamination, (d) the manufacture, processing, distribution, transportation or release, emission or discharge into the environment of Hazardous Substance, (e) regulation of underground and above ground storage tanks, (f) the obtaining, sale, use, storage, disposal or testing of any syringes, human blood or blood product or any other medical waste and (g) the disposal of Medical Waste, including without limitation CERCLA; the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984; the Occupational Safety and Health Act of 1970; the Federal Safe Drinking Water Act; the Federal Water Pollution Control Act; the Oil Pollution Act of 1990; and the Emergency Planning and Community Right-to-Know Act of 1986.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, as amended from time to time.

“Financial Statements” has the meaning set forth in Section 3.8.

“Florida Patient Self-Referral Act” means the Florida Patient Self-Referral Act of 1992, Florida Statutes § 456.053 (2016), as in effect from time to time.

“Fraud Claim” means any claim, arising from any act committed or allegedly committed on or prior to the Closing Date, prohibited under Medicare, Medicaid or any other federal or state governmental program, alleging that the Company, Sellers, or any other pharmacy professional or individual employed or engaged by Company or Sellers: (a) made a false statement or representation of a material fact in any application for any benefit or payment; (b) made a false statement or representation of a material fact for use in determining rights to any benefit or payment; or (c) failed to disclose knowledge of the occurrence of an event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently.

“Governmental Authority” means any (a) federal, state, local, provincial, municipal, foreign, or other government or any department or agency thereof, (b) governmental or quasi- governmental authority of any nature, (c) Board of Medicine or other administrative body, or (d) other body exercising any statutory, administrative, arbitral, judicial, legislative, police, regulatory, or taxing authority or power.

“Governmental Permits” means all Licenses, franchises, registrations, permits, privileges, immunities, approvals and other authorizations from a Governmental Authority.

“Hazardous Substance” means, collectively, any (a) petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and radon gas; (b) chemicals, materials, substances or wastes that are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “pollutants,” “contaminants,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law; and (c) other chemical, material, substance or waste, exposure to which is prohibited, limited or regulated by any governmental or regulatory authority.

“Indemnitee” and “Indemnitor” have the meanings set forth in Section 8.5.

“Knowledge” (i) with respect to representations made to “the Knowledge of the Company” or words of similar import, means all matters known or that would have been known after reasonable inquiry by Sellers or by any individual who is, or at any time was, a director, officer, or management personnel of the Company and (ii) with respect to Sellers having “Knowledge,” means matters actually known or that would have been known after reasonable inquiry by any Seller.

“Law” means any constitution, law, treaty, compact, directive, ordinance, principal of common law, permit, authorization, variance, regulation, rule, statute, interpretation or case law, including, without limitation, all federal, foreign, international, state and local laws related to health care, pharmacy Taxes, ERISA, Hazardous Materials and the environment, Medical Waste, zoning and land use, intellectual property, privacy, occupational safety and health, consumer protection, product quality, safety, employment and labor matters.

“Lease” has the meaning set forth in Section 3.18.

“Licenses” means any franchise, authorization, license, permit, easement, variance, exemption, certificate, consent or approval of any Governmental Authority or other Person.

“Lien” means any security agreement, financing statement (whether or not filed), mortgage, lien (statutory or otherwise), charge, pledge, hypothecation, conditional sales agreement, adverse claim, title retention agreement, security interest, encumbrance, lien, charge, restrictive agreement, mortgage, deed of trust, indenture, pledge, option, limitation, exception or other title defect.

“LOIs” has the meaning set forth in Section 2.1(a)(i).

“Management Agreement” means the Management Agreement by and between the Company and an Affiliate of Purchaser, substantially in the form of Exhibit A.

“Material Adverse Effect” means any event, circumstance or condition that, individually or when aggregated with all other similar events, circumstances or conditions, could have, or has had, a material adverse effect on (a) the business, assets, operations, properties, condition (financial or otherwise), prospects, contingent liabilities or material agreements of the Company or the Business, (b) the ability of Purchaser to own and operate the business and assets of the Company after the Closing, or (c) the validity or enforceability of: (A) this Agreement or the Related Agreements; or (B) the rights or remedies of Purchaser hereunder or thereunder.

“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act and statutes succeeding thereto, and all Laws pertaining to such program, including without limitation all (a) federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program; (b) state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) applicable provisions of all rules, regulations, manuals, orders and requirements of all Government Authorities promulgated in connection with such program (whether or not having the force of Law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medical Waste” means (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals, (viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste, (xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law, and (xii) any other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

“Medical Waste Laws” means the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) the Medical Waste Tracking Act of 1988, 42 USCA §§6992, et seq., (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA §§2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA §§1401 et seq., (iv) the Occupational Safety and Health Act, 29 USCA §§651 et seq., (v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) all other Laws insofar as they are applicable to assets or operations of PA, its Affiliates or their facilities or practice and purport to regulate Medical Waste or impose requirements relating to Medical Waste.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto, and all Laws pertaining to such program, including without limitation all (a) federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program; and (b) applicable provisions of rules, regulations, manuals, orders and requirements of Governmental Authorities promulgated in connection with such program (whether or not having the force of Law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Membership Interests” has the meaning set forth in Section 2.1.

“Noncompetition Agreement” means Noncompetition Agreement by and among Purchaser and Sellers and Seller Principals, substantially in the form of Exhibit B.

“Order” means an award, decision, injunction, decree, stipulation, determination, writ, judgment, order, ruling, or verdict ordered, issued, made or rendered by any court, administrative agency or other Governmental Authority.

“Patients” means all patients who are currently or have been patients of the Company or the Business at any time during the five-year period preceding the date hereof.

“Patient Files” means all written and electronic patient records, notes, files and other records created, obtained, maintained or otherwise held by the Company or Sellers and related to the treatment of Patients in the Business.

“Person” means a company, limited liability company, partnership, firm, joint venture, individual, association, trust, unincorporated organization or other entity.

“Plan” has the meaning set forth in Section 3.14(a).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Professional Malpractice Claim” means any professional malpractice or negligence claim against Sellers, any pharmacist employed by the Company or any other Person providing services on behalf of any of the foregoing on or prior to the Closing Date.

“Proprietary Rights” has the meaning set forth in Section 3.20(a).

"Purchase Price" has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnitees” has the meaning set forth in Section 8.2.

"Real Property" means the real property owned, leased, or subleased by the Company, together with all buildings, structures, and facilities thereon.

"Recoupment Claim" means any recoupment or overpayment, set-off, penalty, fine, assessment or other amount pending or threatened by any third-party payor or Governmental Authority having jurisdiction against the Company, the Sellers, any pharmacist, or the Business for amounts arising from or related to payments to, or violations of Law by the Company, the Business, the Sellers, any pharmacist, or any other Person providing services on behalf of any of the foregoing, at any time on or prior to the Closing Date.

"Related Agreements" means all certificates and other documents executed and delivered by or on behalf of the Company or any of its employees, the Sellers, or the Purchaser pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

“Seller Principals” means David Wright (“Wright”) and Paul Walczak (“Walczak”) individually.

"Sellers" has the meaning set forth in the Preamble.

“Sellers Indemnitees” has the meaning set forth in Section 8.3.

"Straddle Period" means any taxable period beginning on or before and ending after the Closing Date.

"Subsidiary" means, with respect to any Company, another Company, more than 50% of whose voting securities are owned, directly or indirectly, by the Company in question.

“Tax” or “Taxes” means any federal, state, county, municipal, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code or any analogous or similar provision of any state, local or foreign Law or regulation), real property, personal property, ad valorem, intangibles, unclaimed property, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated, recapture or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing, whether disputed or not, and any obligations to indemnify, pay or otherwise assume or succeed to the tax liability of any Person.

"Tax Return" means any report, return, form, schedule, statement, claim for refund, information return, declaration or other document or information required to be supplied to any Governmental Authority in connection with Taxes, including any schedule or attachment thereto and any amendment or supplement thereof.

ARTICLE II
CLOSING; SALE AND PURCHASE

Section 2.1 Sale and Purchase of the Membership Interests. The Sellers shall sell, free and clear of Liens or any encumbrances, and Purchaser shall purchase from the Sellers, one hundred percent (100%) of the issued and outstanding membership interests of the Company, consisting of one million (1,000,000) membership interests (the “Membership Interests”). Accordingly, following the Closing Date, all assets and liabilities of the Company shall be transferred to Purchaser, including but not limited to all obligations and liabilities associated with the Parata 500 Strip Packaging strip and one (1) motor vehicle as set forth herein.

Section 2.2 Purchase Price; Certain Fees.

(a) Purchase Price. The purchase price to be paid by Purchaser for the Membership Interests shall be Three Hundred Thousand and No/100 Dollars ($300,000.00) (the "Purchase Price"), which shall be paid to Sellers, in the amounts and on the dates set forth below. Purchaser shall cause the Purchase Price to be delivered to Sellers as follows:

(i) WTRI Payment. Purchaser shall pay WTRI a total of One Hundred Seventy-Five Thousand and No/100 Dollars for WTRI’s portion of the Membership Interests (the “WTRI Payment”). The WTRI Payment shall be delivered to WTRI as follows:

(A) Forty Thousand and No/100 Dollars ($40,000.00) (“Initial Payment”) shall have been paid to Sellers upon execution of the latter of those two certain letters of intent, one of which being between Purchaser and WTRI and one of which being between Purchaser and FWTRI (the “LOIs”);

(i) The parties to this Agreement hereby acknowledge and agree that the Initial Payment has been made by Purchaser and placed into an escrow account with Monica Wellmaker, CPA (“Escrow Agent”). Upon completion of the Due Diligence Period (as such term is defined in the LOIs) or March 31, 2018, whichever is sooner, the Initial Payment shall be released by the Escrow Agent to WTRI;

(B) Sixty Thousand and No/100 Dollars ($60,000.00) shall be paid on March 31, 2018 by Purchaser to WTRI;

(C) Seventy-Five Thousand and No/100 Dollars ($75,000.00) shall be paid by Purchaser and placed into escrow with Escrow Agent on March 31, 2018 (“Final Payment”).

(i) The parties to this Agreement hereby acknowledge and agree that the Final Payment shall be released immediately and forthwith by Escrow Agent to WTRI upon the earlier of: (i) the completion of the change of ownership of the Company with all required government and regulatory agencies and all relevant pharmacy benefit managers; or (ii) one hundred eighty (180) days following March 31, 2018.

(ii) FWTRI Payment. Purchaser shall pay to FWTRI a total of One Hundred Twenty-Five Thousand and No/100 Dollars ($125,000.00) for FWTRI’s portion of the Membership Interests (the “FWTRI Payment”). The FWTRI Payment shall be delivered as follows:

(A) Fifty Thousand and No/100 Dollars ($50,000.00) shall be paid on March 31, 2018 by Purchaser to FWTRI;

(B) Seventy-Five Thousand and No/100 Dollars ($75,000.00) shall be paid by Purchaser to FWTRI upon completion of the change of ownership of the Company with all required government and regulatory agencies and all relevant pharmacy benefit managers (encompassing all relevant notification periods and DEA approval periods).

(b) Return of Payments. Subject to Section 2.2(c), in the event that the transactions contemplated by this Agreement are not consummated, WTRI and FWTRI shall return to Purchaser all monies received by WTRI and FWTRI, respectively, to that point in time, and thereafter Purchaser shall have no further obligations to either WTRI or FWTRI and WTRI and FWTRI shall have no further obligations to Purchaser, including pursuant to the Noncompetition Agreement.

(c) Certain Fees. In the event that the transactions contemplated by this Agreement are not consummated due to the fault of WTRI and due to no fault of Purchaser, WTRI shall pay Purchaser the sum of Forty Thousand and No/100 Dollars ($40,000.00) as liquidated damages. In the event that the transactions contemplated by this Agreement do not occur due to the fault of Purchaser and due to no fault of WTRI, WTRI shall be permitted to retain the Initial Payment as liquidated damages.

Section 2.3 Assets Owned by the Company at Closing. The Company at Closing shall own good title to, free of Liens and other encumbrances, all assets shown on the Company's 2017 balance sheet that is included in the Financial Statements except for those assets subject to financing agreements as disclosed in the enclosed Exhibits and/or Schedules; provided that, at Closing the Company shall have no assets on its balance sheet that consist of loans outstanding to Sellers or any other Person. Specifically, the Company's pharmacy shall have the inventory shown on Schedule 2.3 at the time of Closing. All pharmacy records shall be the property of the Purchaser upon Closing and Sellers shall not retain copies of any pharmacy records.

Section 2.4 Closing. The sale and purchase of the Membership Interests and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall take place two (2) business days following the completion of the conditions set forth in Section 7.1 and 7.2, effective as of 12:01 a.m. Eastern Time on that date, or on such other date and at such other place as the parties mutually may agree (the "Closing Date").

Section 2.5 Deliveries by the Sellers at Closing. At the Closing, the Sellers shall deliver or cause to be delivered to Purchaser the following:

(a) An assignment of Membership Interests in the form attached hereto as Exhibit C (the “Assignment”).

(b) The Noncompetition Agreement to which Seller Principals are parties, executed by Seller Principals.

(c) Resignations of Sellers from each position they respectively hold with the Company as a manager, officer, director or otherwise, dated as of the Closing Date.

(d) A receipt for the funds paid by Purchaser to Sellers pursuant to Section 2.2(a)(i), executed by Sellers.

(e) Such other documents, instruments or certificates as shall be reasonably requested by Purchaser or its counsel.

Section 2.6 Deliveries by Company at Closing. At the Closing, Company shall, and the Sellers shall cause Company to, deliver to Purchaser the following:

(a) A certificate, dated the Closing Date, executed by the Secretary of Company, that certifies (i) as true, correct and complete the resolutions of the Board of Managers of Company who constitute all of the members of Company, authorizing the execution, delivery and performance of this Agreement, the Related Agreements (to the extent a party thereto) and all other documents contemplated hereby and thereby and authorizing the transactions contemplated hereby and thereby and (ii) the fulfilment on the part of Company of the conditions specified in Section 8.1(a), (b), (d) and (e).

(b) Appointment of Purchaser to serve as President, CEO, and Secretary of the Company.

(c) A certificate of good standing evidencing, as of a recent date, the active status of Company, in the State of Florida.

(d) Such other documents, instruments or certificates as shall be reasonably requested by Purchaser or its counsel.

Section 2.7 Deliveries by Purchaser at Closing. At the Closing, Purchaser shall deliver or cause to be delivered to the Sellers the following:

(a) Any outstanding payments due to any Seller at the time of Closing in accordance with this Agreement;

(b) Such other documents, instruments or certificates as shall be reasonably requested by Sellers or its counsel.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Purchaser as follows:

Section 3.1 Authority; Execution and Delivery; Enforceability. Company has full corporate power and authority to execute and deliver this Agreement and, to the extent a party thereto, the Related Agreements, and to perform its obligations hereunder and under the Related Agreements. All corporate acts and other proceedings required to be taken by Company to authorize the execution, delivery and performance of this Agreement and the Related Agreements have been duly and properly taken and are in full force and effect. Each of this Agreement and (when executed) the Related Agreements has been (or will be) duly executed and delivered by Company to the extent a party thereto, and constitutes (or will, when executed, constitute) the legal, valid and binding obligation of Company to the extent a party thereto, enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

Section 3.2 Organization and Qualification. Company: (a) is a limited liability company duly organized and validly existing under the laws of the State of Florida, and its status is active; (b) has all requisite power and authority to own, lease, and operate its properties and to carry on its business as currently being and as currently contemplated to be conducted; and (c) is not required to be qualified or licensed to do business in any jurisdiction other than the State of Florida.

Section 3.3 No Violation. The execution and delivery of this Agreement and the Related Agreements by Company and the Sellers does not, and the consummation by the Company and the Sellers of the transactions contemplated hereby and by such Related Agreements will not:

(i) result in a violation or breach of the articles of formation, operating agreement, or any other organizational documents of Company;

(ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, amendment, cancellation or acceleration (with or without the giving or receipt of notice or passage of time or both) under, any of the terms, conditions or provisions of any License, Contract, agreement or other instrument or obligation to which Company is a party or by which any of its assets may be bound or subject;

(iii) violate any Order or any Law affecting Company or any of its assets; or

(iv) result in the creation of any Lien or encumbrance on any of the Company's assets.

Section 3.4 Consents and Approvals. Except as set forth in Schedule 3.4, no consent, approval, License or Order of, or registration, declaration or filing with, any Governmental Authority or Person is required to be obtained by or on behalf of the Sellers or Company: (i) in connection with the execution, delivery and performance of this Agreement or the Related Agreements; or (ii) in order to permit Company to conduct its business after the Closing as it is presently being conducted.

Section 3.5 Capitalization of Company. The authorized membership interests of Company consists of the Membership Interests. Sellers own the number of Membership Interests shown for each Seller in Schedule 3.5, free and clear of all encumbrances, the total issued and outstanding Membership Interests of the Company being one million (1,000,000), and all of which have been validly issued and are fully paid and non-assessable. All of the Membership Interests were issued in compliance with applicable Laws, and none of the Membership Interests were issued in violation of any agreement, arrangement, or commitment to which Sellers or the Company is a party or is subject to or in violation of any pre-emptive or similar rights of any Person. The Sellers own all of the Membership Interests, which constitute all of the issued and outstanding membership interests of Company. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any membership interests or other equity interests of Company, other than the sale of the Membership Interests to the Purchaser pursuant to this Agreement. After the consummation of the transactions contemplated by this Agreement, Purchaser will own all of the shares of the issued and outstanding membership interests of Company.

Section 3.6 Ownership and Transfer of the Membership Interests. All of the Membership Interests have been duly authorized and validly issued and are fully paid and non-assessable. The Sellers are the lawful owners of all the Membership Interests, free and clear of all Liens or encumbrances. Sellers have the full legal right, power, and authority to enter into this Agreement and to sell, assign, transfer and convey the Membership Interests to Purchaser pursuant to this Agreement. The delivery to Purchaser of the Membership Interests pursuant to the provisions of this Agreement will transfer to Purchaser full, valid title thereto, free and clear of all Liens. None of the Membership Interests is subject to any federal or state restriction on resale or transfer.

Section 3.7 Subsidiaries. Company has no Subsidiaries and does not own any equity interest in any Person.

Section 3.8 Financial Statements and Undisclosed Liabilities.

(a) The balance sheet of Company at December 31, 2016 and December 31, 2017, and the related statement of income for the periods then ended, together with the notes thereto (the "Financial Statements"), were prepared in accordance with GAAP or some other comprehensive basis of accounting. The Financial Statements present fairly the financial position and results of operations of Company as of the dates and for the periods indicated. True and complete copies of the Financial Statements are attached as Schedule 3.8.

(b) Except as disclosed in the latest balance sheet included in the Financial Statements, Company does not have any liabilities or obligations of any kind, asserted or not asserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, whether or not such liabilities or obligations would have been required to be disclosed on a balance sheet prepared in conformity with GAAP, other than liabilities incurred in the ordinary course of business since December 31, 2017.

Section 3.9 Employees.

(a) Schedule 3.9(a) sets forth a correct and complete list of the current employees of Company, including salary, bonus and other compensation information for 2016 and 2017 classification, accrued vacation, accrued extended illness bank, and whether such employee is active or on maternity, sick or other leave (with the expected return date). Except as set forth in Schedule 3.9(a), none of Company's employees have any accrued and unused paid time off or extended illness bank days.

(b) Company has delivered to Purchaser a correct and complete copy of Company's employee handbook and policies.

Section 3.10 Books and Records. Company has made available to Purchaser's representatives and agents complete and correct copies of Company's articles of formation, operating agreement, minute books, other existing records of any meeting of members, managers, or other similar governing body (and any committee thereof), and other books and records relating to its operations. Company's books of account completely and fairly record Company's financial affairs that would normally be recorded in books of account and reflect all of its items of income and expense and all of its assets and liabilities.

Section 3.11 Licenses and Permits; Compliance with Laws.

(a) The Company owns, holds or possesses a community pharmacy permit issued by the BOP, and this permit is current, valid and unencumbered by any restrictions on practice, sanctions, penalties, injunctions, or other similar conditions imposed by the BOP. To the extent that Company owns, holds or possesses a pharmacy license issued by a state other than the State of Florida, each such license is current, valid and unencumbered by any restrictions on practice, sanctions, penalties, injunctions, or other similar conditions imposed by the authority granting such license in the other state.

(b) The Company holds a DEA registration which it will transfer to Purchaser through the requisite Powers of Attorney in substantially the form of Exhibit D.

(c) Company owns, holds or possesses all Governmental Permits that are necessary to entitle it to (i) own or lease, operate and use its assets, (ii) carry on and conduct its business substantially as currently conducted and as proposed to be conducted, and (iii) obtain reimbursement under Medicare and Medicaid and under all contracts, programs and other arrangements with third-party payors, insurers or fiscal intermediaries.

(d) All employees of the Company who are required by Law to practice their profession with a license or permit hold a valid and current license or permit.

(e) Schedule 3.11(e) sets forth a complete and correct list and brief description of each material Governmental Permit owned, held or possessed by Company or any of Company's employees or agents as required by Law as of the date hereof. Company has fulfilled and performed in all respects its obligations under each of the Governmental Permits that it owns, holds or possesses, and no written notice of cancellation, default or dispute concerning any Governmental Permit, has been received by any Sellers or Company.

(f) Neither: (i) the conduct of the operations of Company (including the conduct of the pharmacists and other pharmacy personnel employed or retained by Company); nor (ii) the execution, delivery or performance of any Contract has violated, or as presently conducted does violate, any Law.

Section 3.12 Actions. Except as set forth in Schedule 3.12, there is no Action pending or, to the Knowledge of Company, threatened against or affecting any of the Pharmacists, Company, Company's employees, officers or managers (including, without limitation, any Professional Malpractice Claim) or any of their assets.

Section 3.13 Taxes. Except as set forth in Schedule 3.13:

(a) The Company has timely filed with the appropriate taxing authorities all Tax Returns that it has been required to be filed. All such Tax Returns are true, correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid or adequate reserves have been established on the Financial Statements to provide for the payment of any Taxes which are not yet due and payable with respect to the Company. The Company is not the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by an authority with respect to the Company in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company that have arisen in connection with any failure (or alleged failure) to pay any Tax.

(b) The Company has withheld and paid to the appropriate taxing authority or other Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) The Company has not waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment, payment or collection of any Tax.

(d) None of the assets of the Company is a contract, plan or arrangement covering any individual or entity that, individually or collectively, could give rise to the payment of a penalty or excise tax that could be imposed on Company or Purchaser pursuant to Sections 162(m), 280G, 404, 409A or 4999 of the Code.

(e) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority or other Governmental Authority against the Company. There has not been, within the past five (5) calendar years, an audit, examination or written notice of potential examination of any Tax Returns filed by the Company.

(f) There is no action, suit, examination, investigation, Governmental Authority proceeding, or audit or claim for refund in progress, pending, proposed or, to the Knowledge of Sellers, threatened against or with respect to the Company regarding Taxes. Neither Sellers nor any director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed.

(g) The Company has not agreed to or been required to make any adjustment pursuant to Section 481(a) of the Code or any corresponding provision of state, local or foreign Law by reason of any change in accounting method initiated by it or on its behalf; no taxing authority has proposed any such adjustment or change in accounting method; and the Company has no application pending with any taxing authority requesting permission for any change in accounting method. The Company will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code in taxable income for any taxable period (or portion thereof) beginning after the Closing or (B) as a result of any “closing agreement,” as described in Section 7121 of the Code, to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing.

(h) The Company is not a party to or bound by any Tax allocation or Tax sharing agreement and has no contractual obligation to indemnify any other Person with respect to Taxes.

(i) The Company has not participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(j) The Company is not subject to Tax, nor does it have a permanent establishment, in any foreign jurisdiction.

(k) The Company has no pending ruling requests filed by it or on its behalf with any taxing authority or Governmental Authority.

(l) The Company and Sellers have not been subjected to a Medicaid, Medicaid Program Integrity or Medicaid Fraud Control Unit audit, investigation, or overpayment whether final or not final during the five years preceding and including the Closing Date.

Section 3.14 Employee Benefit Plans; ERISA.

(a) Schedule 3.14 sets forth an accurate, correct and complete list of every Employee Program (i) that is maintained, administered, sponsored or contributed to by Company, or with respect to which Company has, or may in the future have, any liability, (ii) that covers any current or former director, employee, officer, manager, independent contractor or retiree of Company or (iii) with respect to which an obligation of Company to make any contribution exists (collectively, the "Plans"). Except for the Plans listed in Schedule 3.14, Company does not maintain, contribute to or have any Employee Program and has not agreed or committed, or otherwise become obligated, to institute any plan, program, arrangement or agreement for the benefit of any of its employees other than the Plans, or to make any amendments to any of the Plans.

(b) Company does not currently have, and at no time in the past has had, an obligation to contribute to a "defined benefit plan" as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a "multiemployer plan" as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a "multiple employer plan" within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(c) There are no pending or, to the Knowledge of Company, threatened, claims by or on behalf of the Plans or by any employee of Company alleging any breach of fiduciary duties or violations of other applicable Legal Requirement that would result in liability on the part of Company or any of the Plans under any applicable Law.

(d) Copies of the following materials have been delivered or made available to Purchaser all: (i) current and prior plan documents with respect to each Plan, or in the case of an unwritten Plan, a written description thereof, (ii) determination letters from the IRS, (iii) current and prior summary plan descriptions, summaries of material modifications, annual reports and summary annual reports, (iv) current and prior trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Plan, and (v) other documents, forms or other instruments relating to any Plan. With respect to each Plan that is a group health plan benefiting any current or former employee of Company that is subject to Section 4980B of the Code, Company has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA ("COBRA").

(e) All Plans have been maintained, operated and administered in accordance with their terms and in compliance with all applicable laws, including without limitation the Code and ERISA. There are no "accumulated funding deficiencies" within the meaning of the Code in any of the Plans. No "reportable events" (within the meaning of ERISA) have occurred with respect to any of the Plans. No "prohibited transactions" within the meaning of the Code and ERISA for which there is no statutory exemption have occurred with respect to any of the Plans. There have been no prohibited transactions or breaches of any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Plans that could result in any liability or excise tax under ERISA or the Code being imposed on Company.

(f) Each Plan intended to be qualified under Section 401(a) of the Code is so qualified, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(g) No Plan is or at any time was funded through a "welfare benefit fund" as defined in Section 419(e) of the Code, and no benefits under any Plan are or at any time have been provided through a voluntary employees' beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(h) All (i) returns, reports, disclosure statements and premium payments required to be made by Company with respect to, (ii) benefits, expenses, and other amounts due and payable by Company under and (iii) contributions, transfers, or payments required to be made by Company to, any Plan prior to the date of this Agreement have been paid, made or accrued, as appropriate, by Company.

(i) All contributions, transfers and payments in respect of each Plan have been or are fully deductible under the Code.

With respect to any insurance policy providing funding for benefits under any Plan, (i) there is no liability of Company in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of Company, no such proceedings with respect to any such insurer are imminent.

(j) No Plan provides benefits, including death or medical benefits: (i) to any individual other than Company's employees, or the dependents or other beneficiaries of any such employees; or (ii) beyond termination of service or retirement other than coverage mandated by COBRA.

(k) Neither the execution, delivery nor performance of this Agreement will: (i) constitute a stated triggering event under any Plan that will result in any payment (whether of severance pay or otherwise) becoming due from Company to any current or former employee, officer, manager or consultant (or dependents of such individuals or entities) of Company; or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any current or former employee, officer, manager or consultant (or dependents of such individuals or entities) of Company.

(l) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or manager of Company who is a "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Plan currently in effect would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

(m) Company does not have any Plan or other agreement that is subject to Code Section 409A.

Section 3.15 Labor Relations. Company: (i) has performed all obligations with respect to its employees, independent sales representatives, consultants, agents, officers and managers; (ii) is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours; and (iii) has no pending or, to the Knowledge of Company, threatened unfair labor practice or other charge, complaint, allegation, application or Action against Company before the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board or any other Governmental Authority. Company is not now and never has been a party to any collective bargaining agreement.

Section 3.16 Insurance Policies. Schedule 3.16 contains a complete and accurate list of all insurance policies currently providing coverage, and that during 2016, 2017, and 2018 has provided coverage, in favor of Company or any of its employees (including the Sellers and Company’s employees) or assets, specifying the insurer and type of insurance under each policy. Company has heretofore delivered to Purchaser true, correct and complete copies of all such policies. Each current policy is in full force and effect and all premiums are currently paid, and no notice of cancellation, termination or non-renewal has been received by Company or its employees or any Sellers with respect to any such policy. Neither Company nor any Seller has been refused any insurance with respect to its or his, as the case maybe, assets, the Business, or their operations (including, without limitation, professional liability insurance coverage), nor has coverage been limited by any insurance carrier for any such insurance or with which it or he, as the case may be, has carried insurance during the last three years. Neither Company nor any Seller has any outstanding claims, settlements or premiums owed with respect to any insurance policy, and each has given all notices or has presented all potential or actual claims under any insurance policy in due and timely fashion. Except as specified in Schedule 3.16, Company, Sellers, and other pharmacy personnel employed or engaged in the Business have been continuously insured for professional liability claims for at least the past two (2) years.

Section 3.17 Absence of Specified Changes. Except as set forth in Schedule 3.17, since December 31, 2017, the business of Company has been conducted only in the ordinary course and there has not been, with respect to Company, the Business or Company's assets, any:

(a) transaction or contract not in the ordinary course of business, including any sale of any of Company's assets or any merger of Company and any other entity;

(b) event, occurrence, or development that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c) damage, destruction or loss, whether or not insured;

(d) change in accounting principles, methods or practices, investment practices, claims, payment and processing practices or policies regarding intercompany transactions;

(e) revaluation of any assets or write-up or write-down of the value of any asset;

(f) sale, assignment or transfer outside of the ordinary course of business, or encumbrance, of any of Company's assets;

(g) borrowing of money or incurrence of any Lien;

(h) unbudgeted and/or undisclosed capital expenditure(s) or capital commitment(s) requiring an expenditure of monies in the future by Company;

(i) payment of any dividend or other distribution with respect to, or the redemption or repurchase of any of the Membership Interests or any other equity interest in Company;

(j) issuance of any shares of membership interests or other equity interest in Company;

(k) any capital investment in, or any loan to, any other Person;

(l) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(m) any loan to, or entry into any other transaction with, any of its directors, officers, or employees;

(n) action by the Company to make, change, or rescind any Tax election, amend any Tax Return, or take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser in respect of any Post-Closing Tax Period;

(o) amendment, termination or revocation of, a failure to perform obligations under, or the occurrence of any default (or other event that, with or without the giving or receipt of notice or the passage of time or both, would result in a notice of cancellation, acceleration or termination) under, any contract or agreement to which Company is, or as of December 31, 2016, was, a party;

(p) increase, or commitment to increase, the salary or other compensation payable or to become payable to any of its officers, managers, employees, agents or independent contractors, or the payment of any bonus to the foregoing persons, except, in each case, in the ordinary course of business and consistent with past practice; or

(q) agreement or understanding, whether in writing or otherwise, to take any of the actions described above in this Section 3.17.

Section 3.18 Real Property; Leases.

(a) Schedule 3.18(a) sets forth a correct and complete list of all written and oral agreements, as amended, pursuant to which Company owns, leases, subleases, occupies or operates Real Property. Company has heretofore delivered or made available to Purchaser a complete and accurate copy of each lease and sublease to which it is a party, including all amendments thereto (collectively, the "Leases").

(b) Each Lease is valid and in full force and effect and enforceable in accordance with its terms; Company has paid all rent due under all Leases through the date of this Agreement; no event has occurred that is, or with the giving of notice or passage of time or both will become, a default under any Lease on the part of Company or the lessor; and each Lease represents the entire agreement between Company and the respective lessor with respect to the property that is the subject thereof.

(c) Each Lease between Company and Sellers is written, is for a fair market value rental, is on arms-length terms and complies with all applicable Laws.

(d) Company's owned and leased premises are structurally sound with no material defects and are in good operating condition and repair. None of Company's owned or leased premises are in need of maintenance or repairs except for ordinary, routine maintenance and repairs. The Company has good and valid (and in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property. All such properties are free and clear of encumbrances.

(e) Prior to the Closing Date, Company was a party to that certain Lease agreement at 705 Lucerne Ave, Lake Worth, Florida 33460 which was personally guaranteed by Wright (the “Wright Lease”). As of the Closing Date, Company shall either: (i) transfer the Wright Lease to Wright; or (ii) if the Wright Lease cannot be transferred, execute a sub-lease with Wright, which shall be personally guaranteed by Wright for the entirety of the term of the Wright Lease.

(f) On or before the Closing Date, Company shall negotiate and enter into a new lease for the Company regarding the property located at 3208 2nd Ave. N., Palm Springs, Florida 33461 on terms agreeable to Purchaser (the “New Lease”). The parties hereto acknowledge and agree that Wright will negotiate a lease with the landlord from whom the Company had been engaged in a month-to-month lease prior to the Closing Date (“Landlord”). The parties anticipate that Landlord will forgive payment under the New Lease for a number of months (the “Free Months”). The parties agree that, during the Free Months, Company shall pay to Wright any amounts due for rent under the Wright Lease. However, following the Free Months, Company shall have no further obligations of any nature whatsoever under or pursuant to the Wright Lease. If no Free Months are granted under the New Lease, Company shall have no obligations under the Wright Lease at any time for any reason.

(g) As of the Closing Date, WTRI shall return to Purchaser certain Company cabinets that, prior to the Closing Date, were located on the property contemplated by the Wright Lease. Purchaser shall bear the cost of relocating such equipment.

(h) The Leases, other than the Wright Lease, do not require consent or assignment as a result of this membership interest purchase, or such consent has been given on or before the Closing Date.

Section 3.19 Equipment and Personal Property. Schedule 3.19 sets forth a complete and accurate description of all equipment and personal property owned by Company as well as all leases or loans pursuant to which Company acquired personal property. All equipment and personal property used by Company is either (a) owned, free and clear of all Liens, or (b) used under operating leases or promissory notes and described in Schedule 3.19. All such leases and loans are valid and in full force and effect and enforceable in accordance with their terms. Company has not received any notice of and there exists no event of default, or event, occurrence, condition or act, including the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, that constitutes or would constitute (with or without the giving or receipt of notice or the passage of time or both) a default in any respect, or give rise to a right of acceleration, cancellation or termination, under any such lease. All of the equipment and tangible personal property owned or leased by Company is in good operating condition and repair (taking into account the age of such equipment), subject to normal wear and tear.

Section 3.20 Intellectual Property.

(a) Schedule 3.20(a) sets forth a true, correct and complete list of all computer software, software programs, patents, patent applications, trademarks, fictitious names, trademark applications, trade secrets, formulations, service marks, trade names, copyrights, inventions, drawings, designs, customer lists, proprietary know-how or information or other rights with respect thereto (collectively referred to as "Proprietary Rights"), owned by or licensed to Company, and/or used in or required for its business or currently conducted, together with the jurisdictions (if applicable) where such Proprietary Rights are registered or where applications have been filed, and all registration or application numbers, as appropriate.

(b) All necessary registration, maintenance and renewal fees have been paid and all necessary documents have been filed with the United States Patent and Trademark Office, United States Copyright Office or other applicable Governmental Authority in the United States, or foreign patent, trademark or copyright office in the relevant foreign jurisdiction, for the purposes of maintaining the Proprietary Rights, and the registrations associated with the Proprietary Rights remain in full force and effect.

(c) There are no: (i) pre-existing uses of any of the Proprietary Rights; or (ii) areas within the United States or any foreign country where Company is prohibited from using any of the Proprietary Rights.

(d) Except as set forth in Schedule 3.20(d): (i) all of the Proprietary Rights are exclusively owned by Company free and clear of Liens; (ii) no claims, actions, proceedings or investigations have been instituted, and are pending or threatened that challenge the rights of Company in, or the validity or enforceability of, the Proprietary Rights or that challenge the right of Company to use any Proprietary Rights nor are there any grounds for same; (iii) none of the Proprietary Rights are subject to any outstanding order (including any stop order), judgment or decree, or other restriction of any kind or character limiting the scope or use of the Proprietary Rights by Company; (iv) Company's use of the Proprietary Rights in the conduct of its business does not dilute, misappropriate or otherwise violate the Proprietary Rights of any individual or entity and Company has not received any notices (oral or written) alleging any of the foregoing; and (v) no individual or entity is infringing upon or misappropriating (including use by an individual or entity without a license or permission) any Proprietary Rights and Company has not made a claim of a violation, infringement, misuse or misappropriation by any individual or entity, of its rights to, or in connection with, the Proprietary Rights. The consummation of the transactions contemplated under this Agreement will not result in the loss or impairment of any of the rights of Company in any of the Proprietary Rights. Company has the sole and exclusive right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of, license and transfer the Proprietary Rights.

(e) Schedule 3.20(e) contains a complete and accurate list of all computer software, databases and programs, other than readily available commercial "shrink- wrap" software, utilized by Company. Except as set forth on Schedule 3.20(e), all such computer software, databases and programs are owned by, or licensed to, Company without any restrictions thereon.

(f) Schedule 3.20(f) contains a complete and accurate list of all licenses, sublicenses, and other agreements pursuant to which Company grants rights or authority to any Person with respect to the Company's Intellectual Property or the Company's licensed Intellectual Property. Sellers has provided Purchaser with true and complete copies of all such agreements. All such agreements are valid, binding, and enforceable between the Company and the other parties thereto, and the Company and such other parties are in full compliance with the terms and conditions of such agreements. No Person has infringed, violated, or misappropriated or is infringing, violating, or misappropriating, any of Company's Intellectual Property.

Section 3.21 Company Contracts. Schedule 3.21 sets forth a correct and complete list of all Employment Agreements, management agreements, line of credit or loan agreements, security agreements, noncompetition agreements, purchase agreements, and other agreements, arrangements and instruments, as amended to date, to which Company is a party or by which Company or any of its assets are bound (hereinafter referred to collectively as the "Company Contracts"). Each of the Company Contracts is in full force and effect and enforceable against Company and the other party or parties thereto in accordance with its terms. Company has not received notice of cancellation of or intent to cancel, or notice to make a modification or intent to make a modification of, any of the Company Contracts. There exists no event of default of Company or any event of default of any other party, or event, occurrence, condition or act (including, without limitation, the execution and delivery of this Agreement and the Related Agreements) on the part of Company or on the part of the other party or parties to such Company Contracts, that constitutes or would constitute (with or without the giving or receipt of notice or the passage of time or both) a default in any respect, or give rise to a right of acceleration, cancellation or termination under any such Company Contract. Except as provided in Schedule 3.21, no consent of any other party to any of the Company Contracts is required in connection with the execution, delivery and performance of this Agreement or any of the Related Agreements.

(a) Company has delivered to Purchaser correct and complete copies of all Company Contracts, as amended.

(b) As of and after the Closing, the employees of Company who continue their employment with Company will not be restricted by the provisions of any agreement between any such employee and any other Person (other than Purchaser or Company) from engaging in any business conducted by Purchaser or Company, including the Business.

Section 3.22 No Adverse Change. Since December 31, 2017, there has been no material change in the Business, operations, condition (financial or otherwise), prospects, liabilities or assets of Company, and there is no change that is threatened or pending or any facts or circumstances that could give rise to or cause such a change.

Section 3.23 Title and Condition of Assets. Company has good, valid and legal record and beneficial title to all of its assets, including without limitation those reflected in the most recent balance sheet included in the Financial Statements, free and clear of Liens or encumbrances. Company's assets are in good condition and working order, and constitute all of the assets and properties necessary to conduct the Business subsequent to the Closing substantially in the manner conducted prior to the Closing.

Section 3.24 Transactions with Affiliates. Except as set forth in Schedule 3.24, none of Company, Sellers, any officer, manager or employee of Company nor any Affiliate thereof: (i) has borrowed money from, or loaned money to, Company; (ii) is a party to any contract or other arrangement, written or oral, with Company; (iii) has asserted or threatened to assert any claim against Company; or (iv) is engaged in any transaction with Company.

Section 3.25 Absence of Certain Practices. No pharmacist, the Company, nor any manager, officer, agent, employee or other Person acting on his behalf, directly or indirectly, has given, made, received or agreed to give, make or receive any commission, payment, gratuity, gift, political contribution or similar benefit to any customer, supplier, or employee or official of any Governmental Authority or any other Person. The foregoing sentence does not extend to any commission, payment, gratuity, gift, political contribution, or similar benefit given by or on behalf of Purchaser. Neither the Company nor any manager, officer, agent, employee, or other Person acting on its behalf has: (i) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to, or on behalf of, employees of any Governmental Authority or others; or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

Section 3.26 Third-Party Payors. Schedule 3.26 sets forth an accurate and complete list of all contracts between Company and third-party payors. Company has provided to Purchaser accurate and complete copies of all such contracts. Company is in compliance with each contract it has entered into with a third-party payor, and Company has properly charged and billed in accordance with the terms of those contracts, including, where applicable, billing and collection of all deductibles and co-payments.

Section 3.27 Governmental Health Care Programs. To the Company’s Knowledge:

(a) Company does not employ or contract with any person who has been excluded from participation in a federal health care program (as defined in 42 U.S.C. Section 1320a-7b(f)).

(b) Company is qualified for participation in the Medicare and Medicaid governmental health care programs, has a current and valid provider contract with such programs, and is, and has been, in compliance with the conditions of participation in such programs. Except as has been separately disclosed in writing to Purchaser, no Seller nor Company has received notice of any pending or threatened investigation or inquiry (other than routine surveys and audits that have not resulted in an investigation or inquiry) from any Governmental Authority, fiscal intermediary, carrier or similar entity that enforces or administers the statutory or regulatory provisions in respect of any governmental health care program.

(c) There are no outstanding or threatened reviews, claims, judgments, orders, writs, injunctions or decrees by or before any Governmental Authority (including without limitation CMS), intermediary or carrier in respect of any governmental health care program against Sellers or Company that could result in liability of Sellers or Company (whether or not covered by insurance), that could affect or delay any of the Seller’s, the any pharmacist's or Company's performance of this Agreement or that could have a Material Adverse Effect upon Purchaser or Company.

(d) Schedule 3.27(d) sets forth a complete and correct list of each Governmental Permit owned, held or possessed by Company as of the date hereof that is necessary to operate the Business, together with: (i) Medicare and Medicaid provider numbers; (ii) copies of all bio hazardous waste permits; (iii) copies of all registrations for diagnostic imaging equipment utilized at the Company’s facilities; (iv) copies of occupational licenses for each of the Company’s facilities. Company has fulfilled and performed in all respects its obligations under each of the Governmental Permits that it owns, holds or possesses, and no written notice of cancellation, default or dispute concerning any Governmental Permit, has been received by Company or any Seller.

Section 3.28 Healthcare Laws. Except as disclosed on Schedule 3.28, to Company’s Knowledge, neither Company, nor any of its employees or agents has engaged in any activity that is prohibited under federal Medicare or Medicaid statutes (including without limitation the Anti-kickback Law), the regulations promulgated pursuant thereto, Florida healthcare or insurance Laws (including without limitation the Florida Patient Self-Referral Act), or any other Laws, or that is prohibited by rules of professional conduct or that otherwise could constitute fraud, including the following: (i) making or causing to be made a false statement or representation in any application for any benefit or payment; (ii) making or causing to be made any false statement or representation for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; or (iv) soliciting, paying or receiving any remuneration (including without limitation any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (A) in return for referring an individual to Company or Sellers or any employee or agent of Company or Sellers for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

Section 3.29 Reimbursement Matters.

(a) Company has filed when due all cost reports and other documentation and reports required to be filed with third-party payors and Governmental Authorities in compliance with applicable contractual provisions and Laws.

(b) Except as set forth on Schedule 3.29(b), since the Company was formed, neither Company nor Sellers has been informed of any Recoupment Claim or received any notice of denial of payment or overpayment from a federal health care program or any other third party reimbursement source (inclusive of managed care organizations) with respect to any items or services provided by any of them. There is no basis for any such Recoupment Claim or other claim.

(c) Neither Company nor any Seller is subject to: (i) a "focused review" of claims by Medicare; or (ii) a "Corporate Integrity Agreement" or similar government-mandated compliance program, nor does Company or any Seller have any reason to believe that Company or such Seller will become subject to: (i) a "focused review" of claims by Medicare; or (ii) a "Corporate Integrity Agreement" or similar government-mandated compliance program.

Section 3.30 Patients. All Patient Files that are, or are required by Law to have been, owned and maintained by Company have been maintained in accordance with all Laws.

Section 3.31 Environmental Representations. Except as set forth in Schedule 3.31:

(a) Company has operated and maintained its property in compliance with all federal, state and local environmental laws, free of any Hazardous Substances as would require remediation under any applicable Environmental Law.

(b) No claim, lawsuit, agency proceeding or other legal, quasi-legal or administrative challenge or demand has been brought or, to the Knowledge of Company, threatened or made concerning the property of Company, the operation thereof or the existence of any Hazardous Substance thereon or therein as would require remediation under applicable Environmental Law.

(c) There have been no spills, discharges, releases, deposits or emplacements of any Hazardous Substance by Company or any Seller on Real Property leased, occupied or operated by Company (the "Covered Properties") as would require remediation under any applicable Environmental Law. To the Company’s knowledge, there is not now, nor has there ever been, any asbestos-containing material in any form or condition, underground storage tank, above-ground storage tank, landfill, waste pile, surface impoundment, disposal area, or article or equipment containing polychlorinated biphenyls on or at any of the Covered Properties.

(d) Company has been and currently is in compliance with all Environmental Laws. No facts, events or conditions relating to or arising out of the past or present operations of Company or any of the Covered Properties will prevent, hinder or limit continued compliance by Company with any Environmental Law, or give rise to any investigative, corrective or remedial obligations pursuant to any Environmental Law, or give rise to any other liability pursuant to any Environmental Laws, including any relating to on-site or off-site releases or threatened releases of materials, substances or wastes, personal injury, property damage or natural resources damage.

(e) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any obligation for site investigation or cleanup, or notification to or consent of any Governmental Authority or other third party, pursuant to any Environmental Law.

The Sellers and Company have provided Purchaser with true, correct and complete copies of all environmental audits, reports, studies and other documents within the possession or control of any Seller or Company with respect to past and present environmental conditions or events at any of the Covered Properties (all of which are listed in Schedule 3.31), and, to the Knowledge of Company, there are no other environmental audits, reports or studies with respect thereto.

Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liability pursuant to any Environmental Law, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorneys' fees, or any investigative, corrective or remedial obligations pursuant to any Environmental Law.

(f) Neither Company nor any property at any time owned, leased, used, operated, or occupied by Company is listed or, to the Knowledge of Company, proposed for listing on the National Priorities List under CERCLA or on any similar federal, state, or foreign list of sites requiring investigation or clean-up.

(g) Without limiting the generality of the foregoing, Company has complied and is in compliance with, and has obtained, has complied with and is in compliance with, all permits and licenses required under, all legal requirements relating to radioactive materials, all such permits may be relied upon for continued operation of the business of Company, and Company does not have any liability, contingent or otherwise, arising out of the use or handling, or exposure to, radioactive materials.

(h) Company has not assumed, undertaken, or otherwise become subject to any liability, including without limitation, any obligation for corrective or remedial action, of any other person relating to Environmental Laws.

(i) Company and its Affiliates have complied with all Medical Waste Laws, including without limitation in connection with the generation, transportation, treatment, storage, disposal and other handling of Medical Waste.

Section 3.32 Disclosure. No representation, warranty or statement made by Company in this Agreement, or in the schedules or exhibits attached hereto, contains or will contain any untrue statement of a fact, or omits or will omit to state a fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants to Purchaser as follows:

Section 4.1 Authority; Execution and Delivery; Enforceability. The Seller has full power, authority and capacity to execute and deliver this Agreement and, to the extent a party thereto, the Related Agreements, and to perform its obligations hereunder and thereunder. Each of this Agreement and (when executed) such Related Agreements has been (or will be) duly executed and delivered by the Seller and constitutes (or will, when executed, constitute) the legal, valid and binding obligation of the Seller to the extent a party thereto, enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

Section 4.2 No Violation. The execution and delivery of this Agreement and the Related Agreements by the Seller, to the extent a party thereto, do not, and the consummation by the Sellers of the transactions contemplated hereby and by such Related Agreements will not:

(i) result in a violation or breach of, or constitute a default or give rise to any right of termination, amendment, cancellation or acceleration (with or without the giving or receipt of notice or passage of time or both) under, any of the terms, conditions or provisions of any License, agreement, contract or other instrument or obligation to which the Sellers or any of its Affiliates is a party;

(ii) violate any Order or any Law; or

(iii) result in the creation of any Lien or encumbrance on any of the assets of the Sellers.

Section 4.3 Consents and Approvals. No consent, approval, License or Order of, or registration, declaration or filing with, any Governmental Authority or Person is required to be obtained by or on behalf of the Seller in connection with the execution, delivery and performance of this Agreement or the Related Agreements or (ii) in order to permit the Seller to continue as an employee of Company, Purchaser, or one of its Affiliates after the Closing.

Section 4.4 Ownership and Transfer of the Membership Interests. All of the Membership Interests have been duly authorized and validly issued and are fully paid and non-assessable. The Seller, along with the other Seller, is the lawful owner of all of the Membership Interests, free and clear of all Liens or encumbrances. The Seller has the full legal right, power and authority to enter into this Agreement and to sell, assign, transfer and convey the Seller’s membership interests to Purchaser pursuant to this Agreement. The delivery to Purchaser of the Seller’s membership interests pursuant to the provisions of this Agreement, along with the other Sellers’ membership interests, will transfer to Purchaser full, valid title to all Membership Interests, free and clear of all Liens and encumbrances. None of the Seller’s membership interests are subject to any federal or state restriction on resale or transfer.

Section 4.5 Employee Information.

(a) Schedule 4.5(a) completely and correctly sets forth the Seller’s salary, bonus and other compensation information for 2016, 2017 and 2018 to date, classification, accrued vacation, and, when applicable, whether the Seller is active or on sick or other leave (with the expected return date).

(b) The vacation and other paid time off provided by Company to the Seller do not carry forward from one year to the next. Unless otherwise set forth in Schedule 4.5(a), the Seller does not have any accrued and unused vacation or other paid time off.

Section 4.6 Insurance Policies. Schedule 4.6 includes a complete and accurate list of all insurance policies currently providing coverage, and that during the past three years has provided coverage, in favor of the Sellers. Company has heretofore delivered to Purchaser true, correct and complete copies of all such policies. Each current policy is in full force and effect and all premiums are currently paid, and no notice of cancellation, termination or non- renewal has been received by Company or the Sellers with respect to any such policy. Neither Company nor any Seller has been refused any insurance with respect to the Sellers’ assets, or the pharmacy (including, without limitation, professional liability insurance coverage), nor has coverage been limited by any insurance carrier for any such insurance or with which it or he, as the case may be, has carried insurance during the last three years. Neither Company nor any Seller has any outstanding claims, settlements or premiums owed with respect to any such insurance policy, and each has given all notices or has presented all potential or actual claims under any insurance policy in due and timely fashion. Each Seller has been continuously insured for professional liability claims for at least the past five years. If applicable, prior to the Closing Date, the Company obtained (i) fully-paid-up “tail” coverage with respect to any “claims-made” insurance policy of the Company to include, without limitation, professional liability coverage for the pharmacy's and pharmacists' acts and omissions (a true, correct and complete list of such policies being set forth on Schedule 4.6), which coverage will remain in place for four (4) years following the Closing and (ii) six (6) years of fully-paid-up “tail” coverage with respect to the Company directors’ and officers’ liability insurance policy.

Section 4.7 Transactions with Affiliates. The Seller (i) has not borrowed money from, or loaned money to, Company, (ii) is not a party to any contract or other arrangement, written or oral, with Company, (iii) has not asserted or threatened to assert any claim against Company, and (iv) is not engaged in any transaction with Company.

Section 4.8 Absence of Certain Practices. The Seller has not, directly or indirectly, given, made, received or agreed to give, make or receive any commission, payment, gratuity, gift, political contribution or similar benefit to any customer, supplier, or employee or official of any Governmental Authority or any other Person. The Seller has not (i) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to, or on behalf of, employees of any Governmental Authority or others or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

Section 4.9 Healthcare Laws. The Seller has not engaged in any activity, in its individual capacity or in connection with or on behalf of Company, that is prohibited under federal Medicare or Medicaid statutes (including the Anti-kickback Law), the regulations promulgated pursuant thereto, Florida healthcare or insurance Laws, or any other Laws, or that is prohibited by rules of professional conduct or that otherwise could constitute fraud, including the following: (i) making or causing to be made a false statement or representation in any application for any benefit or payment; (ii) making or causing to be made any false statement or representation for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; or (iv) soliciting, paying or receiving any remuneration (including without limitation any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (A) in return for referring an individual to Company or for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

Section 4.10 Reimbursement Matters. The Seller is not subject to (i) a "focused review" of claims by Medicare or (ii) a "Corporate Integrity Agreement" or similar government-mandated compliance program, nor does Seller have any reason to believe that Seller will become subject to (i) a "focused review" of claims by Medicare or (ii) a "Corporate Integrity Agreement" or similar government-mandated compliance program.

Section 4.11 Disclosure. No representation, warranty or statement made by the Seller in this Agreement, or in the schedules or exhibits attached hereto, contains or will contain any untrue statement of a fact, or omits or will omit to state a fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Section 4.12 Good Faith Efforts. From and after the Effective Date, Seller shall use good faith efforts to cooperate with Purchaser to allow Purchaser to process expeditiously all required change of ownership applications with all required regulatory and governmental agencies in order to allow the Closing to proceed.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Sellers as follows:

Section 5.1 Organization. Purchaser has all requisite power and authority to own, lease, and operate its properties and to carry on its business as currently conducted.

Section 5.2 Authority; Execution and Delivery; Enforceability. Purchaser has full power and authority to execute and deliver this Agreement and, to the extent a party thereto, the Related Agreements, and to perform its obligations hereunder and under such Related Agreements. Each of this Agreement and (when executed) the Related Agreements has been (or will be) duly executed and delivered by Entity to the extent a party thereto, and constitutes (or will, when executed, constitute) the legal, valid and binding obligation of Entity to the extent a party thereto, enforceable against Entity in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

Section 5.3 No Violation. The execution and delivery of this Agreement and the Related Agreements by Purchaser to the extent it is a party thereto do not, and the consummation of the transactions contemplated hereby and by such Related Agreements will not result in a violation or breach of, or constitute a default or give rise to any right of termination, amendment, cancellation or acceleration (with or without the giving or receipt of notice or passage of time or both) under, any of the terms, conditions or provisions of any License, contract, or other instrument or obligation to which Purchaser is a party or by which its properties or assets may be bound.

Section 5.4 Consents and Approvals. No License or Order of, or registration, declaration or filing with, any Governmental Authority or Person is required to be obtained by or on behalf of Purchaser in connection with the execution, delivery and performance by it of this Agreement or the Related Agreements or the consummation by it of the transactions contemplated hereby and by such Related Agreements.

Section 5.5 Disclosure. No representation, warranty or statement made by Purchaser in this Agreement, or in the schedules or exhibits attached hereto, contains or will contain any untrue statement of fact, or omits or will omit to state a fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Section 5.6 Good Faith Efforts. From and after the Effective Date, Purchaser shall use good faith efforts to process expeditiously all required change of ownership applications with all required regulatory and governmental agencies in order to allow the Closing to proceed.

ARTICLE VI
CERTAIN COVENANTS

The parties covenant as follows:

Section 6.1 Access to Information. At all times material to this Agreement and until Closing Date, Company and the Sellers shall provide Purchaser and its officers, employees, agents, attorneys, accountants and other representatives full access, upon reasonable notice and during normal business hours, to the Sellers, the employees, and financial, legal and other representatives of Company, and to the books, records, and properties relating to Company's Business and operations (including obtaining copies thereof upon reasonable notice). The Sellers and Company shall instruct such persons to make full and candid disclosure of all information reasonably requested. No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Sellers or Company in this Agreement. After the Closing, if reasonably requested by Sellers, the Company and Purchaser shall allow Sellers timely access to requested Company books and records reasonably necessary to allow Sellers to address any audit requests or requirements necessitating Sellers’ access to such books and records.

Section 6.2 Conduct of Business in Normal Course. At all times material to this Agreement and until the Closing Date, Company shall, and the Sellers shall cause Company to, unless otherwise expressly authorized by this Agreement or as consented to in writing by Purchaser: (i) maintain its present business organizations intact; (ii) use its best efforts to keep available the services of its present employees; (iii) use its best efforts to preserve its present relationships with Persons having business dealings with it; (iv) operate its Business in the ordinary and regular course consistent with its prior practices; (v) maintain its books and records in accordance with best business practices; (vi) maintain all certificates, Licenses and Governmental Permits necessary for the conduct of its Business as currently conducted and as contemplated to be conducted; and (vii) comply with all applicable Laws.

(a) Without limiting the generality of the foregoing, at all times material to this Agreement and until the Closing Date, Company and the Sellers shall not permit to occur with respect to Company, the Business or any of Company's assets, any:

(i) action or omission that could reasonably be expected to have a Material Adverse Effect;

(ii) transaction not in the ordinary course of business, including any sale of all or a portion of Company' s assets or any merger, affiliation or joint venture of Company and any other Person;

(iii) damage, destruction or loss, whether or not insured;

(iv) failure to maintain in full force and effect substantially the same level and types of insurance coverage as in effect on December 31, 2017;

(v) failure to pay the Company's debts, Taxes, or other obligations when due;

(vi) change in accounting principles, methods or practices, claims, payment and processing practices or policies regarding transactions with Affiliates;

(vii) revaluation of any assets or write-up or write-down of the value of any assets, other than consistent with past practice;

(viii) amendment to the articles of formation or operating agreement of Company, except as may be required to comply with the terms of this Agreement;

(ix) sale, assignment or transfer outside of the ordinary course of business, or encumbrance of, any asset;

(x) payment of dividend on or other distribution with respect to, or redemption or repurchase of the Membership Interests or any other equity interest of Company;

(xi) issuance of membership interests of or other equity interest in Company;

(xii) lapse of any patent, trademark, trade name, service mark or copyright or any application for the foregoing;

(xiii) capital expenditure or capital commitment requiring an expenditure of monies in the future by Company, other than transactions in the ordinary course of business not in excess of Two Thousand Five Hundred and No/100 ($2,500.00) in the aggregate;

(xiv) amendment, termination or revocation of (or notice of intent to do so), or a failure to perform obligations or the occurrence of any default (or other event that, with or without giving or the receipt of notice or the passage of time or both, would result in a notice of cancellation, acceleration or termination) under, any Contract or Lease to which Company is, or at any time since December 31, 2017, was, a party;

(xv) increase or commitment to increase the salary or other compensation payable or to become payable to any Seller or officer, manager, employee, agent or independent contractor of Company, the payment of any bonus to the foregoing persons or entering into any employment, consulting or other service agreements except in the ordinary course of business and consistent with past practice; or

(xvi) entry into any agreement, whether in writing or otherwise, to take any of the foregoing actions.

Section 6.3 Exclusivity. Prior to the earlier of the Closing or the termination of this Agreement for any reason, neither the Sellers nor Company (nor any of Sellers’ or Company's Affiliates, officers, employees, representatives or agents) shall, directly or indirectly, solicit or initiate any discussions or negotiations with, participate in any negotiations with, provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort or attempt by, any Person, other than Purchaser and its employees, representatives, and agents, concerning: (i) the merger, affiliation or joint venture of Company with any other Person; (ii) the sale, assignment or transfer of all or any portion of Company's assets; (iii) the sale or issuance of membership interests in Company; (iv) any employment, engagement or other retention of the Sellers; or (v) any transaction similar to any of the foregoing transactions. The Sellers and Company shall promptly advise Purchaser of any proposal or inquiry made to Sellers or to any of Company's officers, employees, representatives or agents) with respect to any of the foregoing transactions. Sellers and Company agree that the rights and remedies for noncompliance with this Section 6.3 shall include having such provision specifically enforced by a court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

Section 6.4 Notification of Breach/Notification of Certain Events. From the date hereof through the Closing Date, each party hereto shall give notice, as promptly as practicable, to the others of: (i) any representation or warranty of such party contained in this Agreement being untrue or inaccurate and (ii) any failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. From the date hereof through the Closing Date, Sellers shall promptly notify Purchaser in writing of: (i) any fact, circumstance, event, or action the existence, occurrence, or taking of which: (A) has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (B) has resulted in or could reasonably be expected to result in, any representation or warranty made by Company or any Seller hereunder not being true and correct; or (C) has resulted in or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.1 to be satisfied; (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv) any Actions commenced or, to any Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting any Seller or Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that relates to the consummation of the transactions contemplated by this Agreement.

Section 6.5 Supplements to Schedules. Prior to the Closing Date, the Sellers and Company shall supplement the schedules hereto with respect to any matter hereafter arising or discovered that, if existing or occurring at the date of this Agreement, would have been required to be set forth as described in such schedules. Upon provision of any such supplement in writing to Purchaser, the attached schedule as supplemented shall replace the original schedule for all purposes under this Agreement, including without limitation the provisions of Article VIII, except that no such supplement shall limit Purchaser's rights under Section 7.1(a).

Section 6.6 Consents. Each of the parties hereto shall use all commercially reasonable efforts and shall fully cooperate with each other party to make promptly all registrations, filings and applications, give all notices and obtain all Governmental Permits and third party consents, permits, approvals, Orders, authorities, qualifications, and waivers necessary for the consummation of the transactions contemplated hereby or that thereafter may be necessary to effectuate the transfer or renewal of any other License, approval or authorization. Without limiting the generality of the foregoing, the parties hereto shall use all commercially reasonable efforts to: (i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Related Agreement; (ii) avoid the imposition of any Order or the taking of any Action that would restrain, alter, or enjoin the transactions contemplated by this Agreement or any Related Agreement; (iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Related Agreement has been issued, to have such Governmental Order vacated or lifted. If any consent, approval, or authorization necessary to preserve any right or benefit under any Company Contract is not obtained prior to the Closing, Sellers shall, subsequent to the Closing, cooperate with Purchaser and Company in attempting to obtain such consent, approval, or authorization as promptly thereafter as practicable. If such consent, approval, or authorization cannot be obtained, Sellers shall use its best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Sellers provides such rights and benefits, the Company shall assume all obligations and burdens thereunder. Notwithstanding the foregoing, nothing in this Section 6.6 shall require, or be construed to require, Purchaser or any of its Affiliates to agree to: (i) sell, hold, divest, discontinue, or limit, before or after the Closing Date, any assets, Business, or interests of Purchaser, the Company, or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operation of any such assets, Business, or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially or adversely impact the economic or business benefits to Purchaser of the transactions contemplated by this Agreement or any Related Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement or any Related Agreement.

Section 6.7 Confidentiality.

(a) Except as otherwise provided in this Section 6.7, neither Purchaser, Company nor Sellers shall disclose, divulge or otherwise disseminate any Confidential Information of any other party to this Agreement. Prior to the Closing Date, each of the parties shall use the Confidential Information solely in connection with its analysis and review of the transactions contemplated by this Agreement. Subsequent to the Closing Date, the obligations of Sellers, Company, and Purchaser under this Section 6.7 shall continue in effect, and all Confidential Information previously provided by the Sellers or Company shall constitute Confidential Information that Purchaser, the Sellers, and Company shall keep confidential in accordance with the terms of this Section 6.7.

(b) Each of Purchaser, Company, and the Sellers (each a "Disclosing Party" for purposes of this 6.7(b)) may disclose Confidential Information to any of its or his respective directors, managers, officers, employees, agents, attorneys and advisors (each a "Representative" and collectively, the "Representatives") who need to know such Confidential Information solely for the purpose of assisting such party in connection with the transactions contemplated by this Agreement. The Disclosing Party may also disclose Confidential Information if required by legal process or by operation of applicable Law (including in respect of Tax Returns); provided, however, that the Disclosing Party shall first promptly advise and consult with the other party (the "Subject Party") and its counsel concerning the information the Disclosing Party proposes to disclose, except in respect of litigation or similar legal proceedings between the Disclosing Party and the Subject Party. The Subject Party shall have the right to seek an appropriate protective order or other remedy concerning the Confidential Information that the Disclosing Party proposes to disclose, and the Disclosing Party shall cooperate with the Subject Party to obtain such protective order prior to any disclosure thereof. In the event that such protective order or other remedy is not obtained by the Subject Party, the Disclosing Party shall disclose only that portion of the Confidential Information that, in the written opinion of the Disclosing Party's counsel, the Disclosing Party is legally required to disclose, and the Disclosing Party shall use all commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information. Notwithstanding anything contained herein to the contrary, nothing herein shall preclude the disclosure of Confidential Information by a Disclosing Party as part of its defense in any legal proceeding instituted against the Disclosing Party, including any indemnification claim under Article IX; provided that, the Disclosing Party shall disclose only that portion of the Confidential Information that, in the written opinion of the Disclosing Party's counsel, is necessary for the defense of the Disclosing Party in such proceeding, and the Disclosing Party shall use all commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

(c) In the event that the transactions contemplated hereby are not consummated, all Confidential Information whether or not then in each party's possession, and all copies thereof, or notes or extracts therefrom shall be returned to the other party, without retaining any copies thereof, and each party shall destroy, as soon as practicable, all copies of any analyses, studies, compilations or other documents prepared by it or any of its Representatives to the extent that they contain, reflect or are generated from any Confidential Information.

(d) Each party acknowledges and agrees that any breach by it of the provisions of this Section 6.7 would cause the other party irreparable injury and damage, for which it cannot be adequately compensated in damages. Each party, therefore, expressly agrees that the other party shall be entitled to seek injunctive relief and/or other equitable relief to prevent any anticipatory breach or continuing breach of the provisions of this Section 6.7, or any part thereof, and to secure their enforcement. Nothing herein shall be construed as a waiver by a party of any right it may now have or hereafter acquire to monetary damages by reason of any injury to its property, business or reputation or otherwise arising out of any wrongful act or omission of a party under the provisions of this Section 6.7.

Section 6.8 Responsibility for Filing Tax Returns.

(a) Sellers shall prepare and file, or cause to be prepared and filed, when due (taking into account any extension of a required filing date), all Tax Returns of the Company that are required to be filed on or prior to the Closing Date, and all income Tax Returns of the Company related to Tax periods ending on or before the Closing Date that are required to be filed after the Closing Date. Sellers shall pay or cause to be paid all Taxes with respect to any such Tax Return in accordance with Law.

(b) Purchaser shall prepare and file, or cause to be prepared and filed, when due (taking into account any extensions of a required filing date) all other Tax Returns of the Company required to be filed after the Closing Date with respect to a Pre-Closing Tax Period or a Straddle Period (each a “Purchaser Filed Tax Return”).

(c) Any Tax Return described in this Section 6.8 shall be submitted by the party preparing such Tax Return (the “Tax Preparing Party”) (together with schedules, statements and, to the extent reasonably requested, supporting documentation) to the other party or parties at least thirty (30) days (or, in the case of any Tax Return that is not an income Tax Return, a reasonable number of days) prior to the due date (including any applicable extension) of such Tax Return. Each party shall have the right to review and comment on such Tax Return. If a party, within ten (10) Business Days after receipt of any such Tax Return, notifies the Tax Preparing Party in writing that it objects to any items in such Tax Return, the disputed item shall be resolved in a manner mutually agreeable to the parties within ten (10) Business Days, and if not so resolved, then by a jointly retained accounting firm within a reasonable time, taking into account the deadline for filing such Tax Return. Upon resolution of all such items, the relevant Tax Return shall be adjusted to reflect such resolution and shall be binding upon the parties without further adjustment. The costs, fees and expenses of such accounting firm shall be borne by the Tax Preparing Party unless such accounting firm adopts the Tax Preparing Party’s position, and in such case, the costs, fees and expenses of such accounting firm shall be borne by the other party.

(d) Without prior written consent of Purchaser, Sellers (and, prior to the Closing, the Company, its Affiliates, and their respective Representatives) shall not, to the extent it may affect or relate to the Company, make, change, or rescind any Tax election, amend any Tax Return, or take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing Tax liability or reducing any Tax asset of the Purchaser or the Company in respect of any Post-Closing Tax Period. Sellers agree that Purchaser is to have no liability for any Tax resulting from any action of Sellers, the Company, its Affiliates or any of their respective representatives, and agree to indemnify and hold harmless Purchaser (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset. Any and all existing Tax sharing agreements (whether written or otherwise) binding upon the Company shall be terminated as of the Closing Date. All transfer, documentary, sales, use, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and any Related Agreements (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees. Purchaser shall pay or cause to be paid all Taxes with respect to any Purchaser Filed Tax Return filed under Section 6.8(b). Sellers shall pay to Purchaser an amount equal to any Taxes attributable to the Pre-Closing Tax Period with respect to any Purchaser Filed Tax Return prepared in compliance with this Section 6.8, to the extent not paid at or before the Closing, within five (5) days after the date requested by Purchaser.

(e) The parties will provide each other with such reasonable cooperation and information as any of them reasonably may request of another in filing any Tax Return or conducting any audit, investigation or other proceeding in respect of Taxes. Each such Party will make its employees and representatives available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each such Party will make available all Tax Returns, schedules and work papers and all other records or documents relating to Tax matters of the Company in their possession or control, including audit reports received from any Tax authority relating to any Tax Return of the Company, until the expiration of the statute of limitations of the respective Tax periods to which such Tax Returns and other documents relate. Any non-public information obtained from the Parties under this Section 6.8(e) will be kept confidential, except as otherwise required by applicable Law.

Section 6.9 Further Assurances. At the Closing and after the Closing Date, each party shall execute and deliver, or cause to be executed and delivered, for no additional consideration, such assignments, deeds, drafts, checks, stock certificates, returns, filings, resignations, and other instruments, agreements, consents and assurances and take or cause to be taken all such actions as the other party or its counsel may reasonably request for the effectual consummation of the transactions contemplated hereby and by the Related Agreements.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1 Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfilment on or prior to the Closing Date of the following conditions, any of which may be waived by Purchaser:

(a) Representations and Warranties. The representations and warranties of Company and each of the Sellers respectively, contained in Article III and Article IV shall be true and correct as of the date when made, when supplemented (if at all), and as of the Closing Date as though made at each such time, and no supplement to the schedules made pursuant to Section 6.5 shall evidence a Material Adverse Effect.

(b) Performance. Each Seller and Company shall have performed, satisfied and complied with all covenants, agreements, obligations and conditions required to be performed or complied with by the Sellers and Company under this Agreement and the Related Agreements (as applicable) prior to or at the Closing Date.

(c) No Injunction. There shall not be in effect any Order prohibiting the consummation of the transactions contemplated hereby or by any of the Related Agreements or imposing any conditions on the consummation of the transactions contemplated hereby or by any of the Related Agreements.

(d) No Material Adverse Effect. At all times relevant to this Agreement and through the Closing Date, Company shall not have suffered a Material Adverse Effect.

(e) Consents. The Sellers and Company shall have obtained the consents and resolutions referenced in this Agreement, in form and substance reasonably satisfactory to Purchaser.

(f) Closing Certificate. The Purchaser shall have received a certificate, dated the Closing Date, and signed by a duly authorized officer of the Company and signed by the Sellers that each of the conditions set forth in Section 7.1(a) and Section 7.1(b) have been satisfied.

(g) Transaction Documents. All of the documents contemplated by this Agreement shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the Purchaser.

(h) Due Diligence. Purchaser shall have completed its due diligence review of the Business and Company, and the results of such review shall be satisfactory to Purchaser in its sole discretion.

(i) Compliance with Laws. The consummation of the transactions contemplated herein, and Purchaser's operation of the Business following the Closing, shall comply with the requirements of all Laws applicable to Purchaser, including without limitation any Laws affecting or related to Purchaser's Affiliates' status as exempt organizations under the Code.

(j) Provider Numbers and Provider Agreements. Purchaser and Company shall have received and have in effect all Medicaid, Medicare and other provider numbers, licenses and permits necessary to operate the Business and to bill and collect for services rendered in connection therewith after the Closing. Purchaser and Company shall have received any and all assignments of Company Contracts with all Medicaid, Medicare, and other providers.

(k) DEA Powers of Attorney. Purchaser and Company shall have received, in substantially the forms of Exhibit D, DEA Powers of Attorney executed by Sellers and such Powers of Attorney shall be satisfactory to Purchaser in its discretion. Such Powers of Attorney shall be executed as of the Effective Date. If the Closing does not occur, such Powers of Attorney may be revoked.

(l) Actions. No Action shall have been commenced against Purchaser, Sellers, or the Company which would prevent the Closing.

(m) Medicaid Notice. Sixty (60) days shall have passed since the Sellers notified the appropriate agency of the change of ownership of the Company, in accordance with Section 409.907(6)(b), Florida Statutes.

(n) Wright Lease. The Wright Lease shall have been transferred to Wright or Wright shall have entered into a sub-lease under the terms and conditions set forth in Section 3.18.

(o) New Lease. The New Lease shall have been approved by the Landlord and executed by the Company and the Landlord.

(p) Schedules. The schedules shall have been completed to the satisfaction of Purchaser, in Purchaser’s sole discretion.

(q) Lenders and Financing Arrangements. Sellers have notified any applicable lenders or lessors of a change in ownership and planned assumption of personal property or equipment leases.

(r) Proceedings. All actions, proceedings, instruments and documents in connection with the consummation of the transactions contemplated hereby, including the forms of all documents, legal matters and procedures in connection therewith, shall have been approved in form and substance by Purchaser and its counsel, which approval shall not be unreasonably withheld.

Section 7.2 Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated hereby shall be subject to the fulfilment on or prior to the Closing Date of the following conditions, any of which may be waived by the Sellers:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser contained in Article V shall be true and correct as of the date when made and as of the Closing Date as though made at that time.

(b) Performance. Purchaser shall have performed, satisfied and complied with all covenants, agreements, obligations and conditions required to be performed or complied with by Purchaser under this Agreement and the Related Agreements (as applicable) prior to or at the Closing Date, including without limitation full payment of the Purchase Price.

(c) No Injunction. There shall not be in effect any Order prohibiting the consummation of the transactions contemplated hereby or by any of the Related Agreements or imposing any conditions on the consummation of the transactions contemplated hereby or by any of the Related Agreements.

(d) Proceedings. All actions, proceedings, instruments and documents in connection with the consummation of the transactions contemplated hereby, including the forms of all documents, legal matters and procedures in connection therewith, shall have been approved in form and substance by the Sellers, which approval shall not be unreasonably withheld.

ARTICLE VIII
INDEMNIFICATION

Section 8.1 Survival. Except as set forth herein, the representations and warranties made by the parties (i) in Articles III, IV, and V of this Agreement, and in the schedules, certificates and documents related thereto relating to corporate organization, capitalization, and authority shall survive the Closing Date indefinitely; (ii) in Articles III, IV, and V of this Agreement, and in the schedules, certificates and documents related thereto relating to anything other than corporate organization, capitalization, and authority shall survive the Closing Date until the expiration of any applicable statute of limitations period; and (iii) in all other Sections, and in the schedules, certificates and documents related thereto, shall survive the Closing for a period of twenty-four (24) months. Notwithstanding anything to the contrary contained herein, any claim for indemnification that is asserted by written notice, which notice specifies in reasonable detail the facts upon which such claim is made, delivered within the survival period as provided in this Article VIII, shall survive until resolved pursuant to a final non-appealable judicial determination or otherwise. All of the covenants, agreements and obligations of each of the parties to this Agreement shall survive the Closing Date indefinitely.

Section 8.2 Indemnification by Sellers. Sellers shall, jointly and severally, indemnify and hold harmless Purchaser and each of its Subsidiaries and Affiliates, and each of their respective direct and indirect parent companies, managers, partners, members, managers, officers and directors, and other Representatives (individually "Purchaser Indemnitee" or collectively, the “Purchaser Indemnitees”) from and against all Damages incurred by such Purchaser arising from:

(a) any failure by any Seller or Company to perform any of its covenants or other obligations contained in this Agreement;

(b) any breach of any representation or warranty (A) made by any Seller in Article IV or (B) made by Company in Article III or any inaccuracy in or breach of any certificate or instrument delivered on behalf of any Seller or Company pursuant to this Agreement;

(c) any Recoupment Claim, Fraud Claim or Professional Malpractice Claim or negligence claim that is not expressly disclosed in the schedules to this Agreement as to any Seller; and

(d) any liability for Taxes of Company, including but not limited to: (a) any loss attributable to any breach of or inaccuracy in any representation or warranty by any Seller or Company made in this Agreement; (b) any loss attributable to any breach or violation of, or failure of any Seller or Company to fully perform any covenant, agreement, undertaking, or obligation in this Agreement; (c) all Taxes (or the non-payment thereof) of the Company or relating to the Business for all Pre-Closing Tax Periods including the portion of a Straddle Period ending on the Closing Date; (d) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; in each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith. Sellers shall reimburse Purchaser for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 8.2 within ten (10) Business Days after payment of such Taxes by Purchaser or Company. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date, the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be: (a) in the case of Taxes based upon or related to income or receipts deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes (such as property Taxes), deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

(e) any failure by Company to perform any of its covenants or other obligations contained in this Agreement;

(f) any breach of any representation or warranty made by Company in this Agreement;

(g) any actual or alleged violation by Company, Sellers or any employee or agent of Company or Sellers of the provisions of the Florida Patient Self-Referral Act or Florida Statutes Section 456.052;

(h) any Recoupment Claim, Fraud Claim or Professional Malpractice Claim as to Company for any act or omission occurring on or before the Closing Date;

(i) any liability for Taxes of Company or that is imposed with respect to Company or its assets or operations to the extent such Taxes relate to any taxable period (or portion thereof) ending on or before the Closing Date;

(j) any liability for insurance audit, insurance claw-back, or governmental audit of the Company; and

(k) any other claim or cause of action by any Governmental Authority or other Person that in any way relates to Company's existence or Business as conducted on or prior to the Closing Date.

Section 8.3 Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Sellers and their respective Representatives, Subsidiaries, direct and indirect parent companies, managers, partners, members, managers, officers and directors (the “Sellers Indemnitees”)from and against all Damages incurred by the Sellers arising from:

(a) any failure by Purchaser to perform any of its covenants or other obligations in this Agreement; and

(b) any breach of any representation or warranty of Purchaser contained in this Agreement.

Section 8.4 Notice of Claims. Any party seeking indemnification hereunder (an "Indemnitee") shall give to the party or parties obligated to provide indemnification to such Indemnitee (an "Indemnitor") a notice (the "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based (and, in the case of a third party claim, a copy of the notice received by such Indemnitee of such claim).

Section 8.5 Claims.

(a) In the case of any third party Action as to which indemnification is sought, the Indemnitor shall, if necessary, retain counsel reasonably satisfactory to the Indemnitee and shall have the option (i) to conduct any proceedings or negotiations in connection therewith, (ii) to take all other steps to settle or defend any such Action (provided that the Indemnitor shall not settle any such Action without the consent of the Indemnitee, which consent shall not be unreasonably withheld) and (iii) to employ counsel to contest any such Action or liability in the name of the Indemnitee or otherwise. In any event, the Indemnitee shall be entitled to participate at its own expense and by its own counsel in any proceedings relating to any third party Action. The Indemnitor shall, within ten (10) Business Days of receipt of the Claim Notice, notify the Indemnitee of its intention to assume the defense of such Action. If (i) the Indemnitor shall decline to assume the defense of any such Action, (ii) the Indemnitor shall fail to notify the Indemnitee within ten (10) Business Days after receipt of the Claim Notice of the Indemnitor's election to defend such Action, (iii) the Indemnitee shall have reasonably concluded that there may be defenses available to it that are different from or in addition to those available to the Indemnitor (in which case the Indemnitor shall not have the right to direct the defense of such action on behalf of the Indemnitee), or (iv) a conflict exists between the Indemnitor and the Indemnitee that the Indemnitee has reasonably concluded would prejudice the Indemnitor's defense of such Action, then in each such case the Indemnitor shall not have the right to direct the defense of such action on behalf of the Indemnitee and the Indemnitee shall, at the sole expense of the Indemnitor, defend against such Action and (x) in the event of a circumstance described in clause (i) or (ii), the Indemnitee may settle such Action without the consent of the Indemnitor (and the Indemnitor may not challenge the reasonableness of any such settlement) and (y) in the event of a circumstance described in clause (iii) or (iv), the Indemnitee may not settle such Action without the consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed). The reasonable expenses of all proceedings, contests or lawsuits in respect of such Actions shall be borne and paid by the Indemnitor if the Indemnitee is entitled to indemnification hereunder, and the Indemnitor shall pay the Indemnitee, in immediately available funds, the amount of any Damages, within a reasonable time of the incurrence of such Damages. Regardless of which party shall assume the defense or negotiation of the settlement of the Action, the parties shall cooperate fully with one another in connection therewith.

(b) In the event that the Indemnitee incurs Damages other than with respect to a third party Action, then the Indemnitor shall, within ten (10) Business Days after receipt of the Claim Notice from the Indemnitee, pay to the Indemnitee, in immediately available funds, the amount of such Damages.

(c) In the case of any third party Action as to which indemnification is sought, the Indemnitor shall, as promptly as reasonably possible, notify the Indemnitor of the existence of such Action and allow Indemnitor to participate in the defense of any such Action.

ARTICLE IX
TERMINATION

Section 9.1 Right to Terminate. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing:

(a) by the mutual consent of each of the parties;

(b) by Purchaser pursuant to the provisions of Section 7.1; or

(c) by the Sellers or Purchaser following reasonable written notice to the other party based upon the notifying party's determination, supported by an opinion of nationally recognized healthcare and tax legal counsel engaged by the notifying party, that existing or changed Laws applied to this transaction create a substantial likelihood of sanction, prosecution, or assessment (or, in the case of Purchaser, the likelihood of an adverse effect on the status of any of its Affiliates as an exempt organization under the Code). For purposes of this Section 9.1(d), Akerman LLP shall be considered to be nationally recognized healthcare and tax legal counsel.

Section 9.2 Obligations to Cease. In the event that this Agreement shall be terminated pursuant to Section 9.1, all obligations and agreements of the parties set forth in this Agreement shall forthwith become void except for the obligations that expressly survive termination, and there shall be no liability or obligations on the part of the parties hereto except as otherwise provided in this Agreement. Notwithstanding the foregoing, the termination of this Agreement under Section 9.1 shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

ARTICLE X
MISCELLANEOUS

Section 10.1 Expenses. Except as expressly provided herein, the Sellers, Company, and Purchaser each shall pay its/their own costs and expenses, including, without limitation, any accounting fees, legal fees, brokerage fees, commissions or finder's fees incurred by such party in connection with the negotiation and preparation of this Agreement and in closing and carrying out the transactions contemplated by this Agreement. Company shall not pay any expenses incurred by the Sellers in connection with this Agreement.

Section 10.2 Notices and Addresses. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served or sent by facsimile; on the business day after notice is delivered to a courier or mailed by express mail, if sent by courier delivery service or express mail for next day delivery; and on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

If to Purchaser to:	Shital Parikh Mars

901 N. Miami Beach Blvd., Ste 1-2 North Miami Beach, Florida 33162 Fax: 305.919.7424

with a copy to:	Akerman LLP
106 E. College Ave, Suite 1200 Tallahassee, Florida 32301 Attn: Martin R. Dix, Esq. Fax: 850.224.0634

If to Sellers or Company:	David Wright

and

Paul Walczak

with a copy to:	Eavenson Fraser Lunsford & Ivan, PLLC
2000 PGA Blvd., Suite 3200A Palm Beach Gardens, FL 33408 Attn: Edwin Lunsford, Esq.

Section 10.3 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person, except that the Persons entitled to indemnity under Article VIII shall be third-party beneficiaries to the extent of such indemnification rights.

Section 10.4 Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto, and any attempt to do so will be void; provided that Purchaser shall have the right to assign this Agreement and its rights and obligations hereunder to an Affiliate.

Section 10.5 Construction. Nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever is applicable, throughout this Agreement. The word "including" shall mean "including without limitation." The division of this Agreement into sections and subsections, and the use of captions and headings, are solely for convenience of reference and shall have no legal effect in construing the provisions of this Agreement. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Florida. The parties acknowledge and agree that they have been or have had the opportunity to be represented by counsel and that they have participated in the drafting of this Agreement. Accordingly, the language, terms and conditions in this Agreement are not to be construed in any way against or in favor of any party hereto by reason of the responsibilities of the parties in connection with the preparation of this Agreement.

Section 10.6 Waiver. No waiver of term or condition of this Agreement shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, shall be cumulative and not alternative.

Section 10.7 Entire Agreement; Amendment. This Agreement, including the exhibits and schedules hereto, sets forth the entire understanding and agreement and supersede all other understandings, negotiations or agreements among the Company, the Sellers and Purchaser relating to the transactions contemplated herein. This Agreement may be amended or modified only by written agreement executed by all of the parties hereto.

Section 10.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 10.9 Negotiated Agreement. Each party represents and warrants to all other parties that (a) before executing this Agreement, it has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) it has relied solely and completely upon its own judgment in executing this Agreement; (c) it has had the opportunity to seek the advice of counsel before executing this Agreement; (d) it has acted voluntarily and of its own free will in executing this Agreement; (e) it is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted among the parties and their respective counsel.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have entered into this Membership Interest Purchase Agreement as of the date first above written.

PURCHASER:

Progressive Care, Inc. a Delaware corporation

/s/ Shital Mars
Name: Shital P. Mars
Title: President

SELLERS:

FW Touchpoint RX Investors, LLC, a Florida limited liability company

/s/ Paul Walczak
Name: Paul Walczak
Title: Manager

W Touchpoint RX Investors, LLC a Florida limited liability company

/s/ David Wright
Name: David Wright
Title: Manager

EXHIBIT A

FORM OF MANAGEMENT AGREEMENT

EXHIBIT B

FORM OF NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT is entered into as of __________________, 2018, by Paul Walczak (“Walczak”) and David Wright (“Wright” and together with Walczak, the “Seller Principals”), FW Touchpoint RX Investors, LLC, and W Touchpoint RX Investors, LLC (collectively, “Sellers”) to and for the benefit of Progressive Care, Inc., a Florida corporation (the “Purchaser”).

RECITALS

A. Sellers, Purchaser, and Seller Principals have entered into that certain Membership Interest Purchase Agreement dated as of March 30, 2018 (the "Purchase Agreement"), pursuant to which on the date hereof Purchaser has purchased from Sellers, and Sellers have sold to Purchaser all of the membership interests in Touchpoint Rx, LLC (the "Membership Interests" in the "Company").

B. This Noncompetition Agreement is an important aspect of the transaction contemplated in the Purchase Agreement and Purchaser would not consummate the transactions contemplated by the Purchase Agreement absent the execution by Seller Principals of the Noncompetition Agreement. This Noncompetition Agreement is necessary to protect the Company's trade secrets and the patient goodwill that the Company has built over the years in the Territory as defined below.

C. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement.

As an inducement for Purchaser to perform its obligations under the Purchase Agreement and for other good and valuable consideration paid thereunder, the receipt and sufficiency of such consideration being hereby acknowledged, Seller Principals, Sellers, and Purchaser, intending to be bound legally, hereby agree as follows:

AGREEMENTS

1. For a period of three (3) years from the date hereof (the "Term"), without the prior written consent of Purchaser, none of the Sellers, the Seller Principals, nor any Affiliate of the Seller Principals or Sellers will, directly or indirectly, own, manage, operate, join, control, or engage or participate in the ownership, management, operation, or control of, or be connected as a manager, member, director, officer, agent, partner, joint venturer, employee, or otherwise with, any business or organization any part of which engages in the business of pharmacy (each, a "Competing Business") within Palm Beach County, Florida (the "Territory"). The foregoing restrictions shall not be deemed to preclude any Seller or Seller Principal or any Affiliate of any Seller or Seller Principal from holding an employment position with the Company or any other pharmacy owned and operated by Purchaser.

2. The parties agree that this Noncompetition Agreement is necessary for the protection of legitimate business interests of Purchaser in purchasing the Membership Interests.

3. The parties agree that the scope of this Noncompetition Agreement in time, geography, and types and limits of activities is reasonable.

4. Because of the unique nature of the Membership Interests, Purchaser will not have an adequate remedy at law if any Seller, Seller Principal, or Seller Affiliate breaches this Noncompetition Agreement. Accordingly, Purchaser shall be entitled upon application to any court of competent jurisdiction to seek an injunction prohibiting any violations of this Noncompetition Agreement, in addition to, and not in lieu of, any other rights or remedies to which Purchaser may be entitled at law or in equity. Sellers and Seller Principals hereby waive and covenant not to assert in any action or proceeding, any claim or defense that there exists an adequate remedy at law for its breach of the Noncompetition Agreement.

5. This Noncompetition Agreement is entered into by the Sellers and Seller Principals in consideration of the purchase of the Membership Interests by Purchaser pursuant to the Purchase Agreement. The parties understand and agree that no additional compensation shall be paid by Purchaser under this Agreement.

6. If this Noncompetition Agreement is found by any court of competent jurisdiction to be too broad, whether as to activities restricted, the time period of such restrictions or the geographic areas in which such activities are restricted, this Noncompetition Agreement shall nevertheless remain effective, but shall be deemed amended to the extent considered by such court to be reasonable, and shall be fully enforceable as so amended.

7. The failure of Purchaser to insist, in any one or more instances, upon performance of any of the terms or conditions of this Noncompetition Agreement shall not be construed as a waiver of future performance of any such term or condition, and the obligations of the Sellers or Seller Principals and any other person bound by this Noncompetition Agreement pursuant to paragraph 1 hereof with respect thereto shall continue in full force and effect.

8. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, or transmitted by telecopy, (c) deemed to have been given on the date of receipt, and (d) addressed as follows:

If to Purchaser to:	Shital Parikh Mars
901 N. Miami Beach Blvd., Ste 1-2
North Miami Beach, Florida 33162
Fax: 305.919.7424

with a copy to:	Akerman LLP
106 E. College Ave, Suite 1200
Tallahassee, Florida 32301
Attn: Martin R. Dix, Esq.
Fax: 850.224.0634

If to Sellers or Company:	David Wright

and

Paul Walczak

with a copy to:	Eavenson Fraser Lunsford & Ivan, PLLC
2000 PGA Blvd., Suite 3200A
Palm Beach Gardens, FL 33408
Attn: Edwin Lunsford, Esq.

or to any other or additional persons and addresses as the parties may designate in a writing delivered in accordance with this Section.

9. Neither the Sellers nor the Seller Principals shall have the right to assign all or any portion of their rights, interests, or obligations hereunder without the prior written consent of Purchaser. Any attempted assignment or transfer in violation of this Section shall be void and of no effect. This Noncompetition Agreement shall inure to the benefit of, and shall be fully enforceable by, Purchaser, its affiliates and their successors and assigns.

10. The validity, performance, and enforcement of the Noncompetition Agreement, unless expressly provided to the contrary, shall be governed by the laws of the State of Florida.

11. This Noncompetition Agreement embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. The Sellers and Seller Principals shall take any actions and execute any documents that may be necessary or desirable to the implementation and consummation of this Agreement.

12. This Noncompetition Agreement may not be modified orally, but only by agreement in writing signed by the party or parties against whom any waiver, change, amendment, modification, or discharge may be sought to be enforced.

13. This Noncompetition Agreement may be executed in counterparts, each of which shall be deemed to be an original and shall constitute one and the same agreement.

[Signature page follows]

The undersigned have executed this Noncompetition Agreement as of the date first written above.

PURCHASER:

Progressive Care, Inc. a Delaware corporation

/s/ Shital Mars
Name: Shital P. Mars
Title: Manager

SELLERS:

FW Touchpoint RX Investors, LLC, a Florida limited liability company

/s/ Paul Walczak
Name: Paul Walczak
Title: Manager

W Touchpoint RX Investors, LLC a Florida limited liability company

/s/ David Wright
Name: David Wright
Title: Manager

SELLER PRINCIPALS:

/s/ Paul Walczak
Paul Walczak

/s/ David Wright
David Wright

EXHIBIT C

FORM OF ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is entered into as of the ____ day of _______________, 2018, by and between W Touchpoint Rx Investors, LLC, a Florida limited liability company and FW Touchpoint Rx Investors, LLC, a Florida limited liability company, (collectively, "Assignor"), and Progressive Care, Inc., a Florida corporation ("Assignee").

WHEREAS, Assignor is the owner of a one hundred percent (100%) membership interest in Touchpoint Rx, LLC, a Florida limited liability company ("Company"); and

WHEREAS, Assignor desires to assign, transfer and sell to Assignee its one hundred percent (100%) membership interest in the Company, together with all other interest of Assignor in and to the Company (collectively, the "Assigned Interest").

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Assignment. Assignor hereby assigns and transfers to Assignee all of the Assignor's right, title and interest in and to the Assigned Interest, including all voting, consent and financial rights now or hereafter existing and associated with ownership of the Assigned Interest.

2. Representations and Warranties of Assignor. The Assignor represents and warrants that (a) Assignor is the true and lawful owner of the Assigned Interest and has good title to the same; (b) the Assignor has made no prior assignment or sale of the Assigned Interest and that no other person or entity has any right, title or interest therein; (c) the execution and delivery hereof by the Assignor and the assignment of all its right, title and interest in and to the Assigned Interest does not contravene any agreement to which the Assignor is a party or by which it or its property, or the Company's property, is bound; (d) no liens, encumbrances, charges or security interests of any kind exist on the date hereof against the Assigned Interest; and (e) Assignor hereby warrants and defends title to the Assigned Interest to Assignee against the claims and demands of all persons.

3. Approval. Assignor and Assignee acknowledge that this assignment has been approved by all of the Members of the Company, such that no further action will be required to effect this assignment after its execution by Assignor and Assignee, though Assignor will deliver a copy of this Agreement to the Company.

4. Acceptance by Assignee. Assignee: (a) accepts the assignment of all of Assignor's right, title and interest in and to the Assigned Interest; and (b) agrees to be bound by all of the terms, covenants, and conditions of this Agreement.

5. Absolute Conveyance. The conveyance of the Assigned Interest hereunder is an absolute transfer to Assignee, free and clear of all liens and restrictions.

6. Further Assurances. Assignor shall promptly execute and deliver to Assignee any additional instrument or other document which Assignee reasonably requests to evidence or better effect the assignment contained herein.

7. Heirs, Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

8. Governing Law. This Agreement and all other instruments referred to herein shall be governed by, and shall be construed according to, the laws of the State of Florida, without regard to conflict of law rules.

9. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original for all purposes, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by either facsimile or e-mail shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

10. Amendments and Modifications. This Agreement may not be modified or amended in any manner other than by a written agreement signed by the party to be charged.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Assignor:

FW Touchpoint RX Investors, LLC, a Florida limited liability company

/s/ Paul Walczak
Name: Paul Walczak
Title: Manager

W Touchpoint RX Investors, LLC a Florida limited liability company

/s/ David Wright
Name: David Wright
Title: Manager

Assignee:

Progressive Care, Inc. a Delaware corporation

/s/ Shital Mars
Name: Shital P. Mars
Title: President

EXHIBIT D

FORM OF POWERS OF ATTORNEY

Power of Attorney to Allow Requesting of the

DEA Form 222 and Signing Controlled Substances Orders

Touchpoint Rx, LLC

3208 2nd Avenue North

Palm Springs, Florida 33461

DEA Registration No. _______________

I, _______________________________________________, the undersigned, who is authorized to sign the current application for registration of the above named registrant under the Controlled Substances Act or Controlled Substances Import and Export Act, have made, constituted, and appointed, and by these presents, do make, constitute, and appoint ______________________________, my true and lawful attorney for me in my name, place, and stead, to execute powers of attorney to allow such attorneys in fact to request applications for Forms 222 and to sign orders for Schedule I and II controlled substances, whether these orders be on Form 222 or electronic, in accordance with 21 U.S.C. 828 and Part 1305 of Title 21 of the Code of Federal Regulations.  I hereby ratify and confirm all that said attorney shall lawfully do or cause to be done by virtue hereof.

_____________________________
(Signature of person granting power)

I, _______________________, hereby affirm that I am the person named herein as attorney-in-fact and that the signature affixed hereto is my signature.

_______________________
(Signature of attorney-in-fact)

Witnesses:

1. _______________________

2. _______________________

Signed and dated on the ___ day of ____________ 2018 at _____________________Florida.

Power of Attorney to Allow Signing of the DEA Registration Application

Touchpoint Rx, LLC

3208 2nd Avenue North

Palm Springs, Florida 33461

DEA Registration No. _______________

I, _______________________________________________, the undersigned, who is authorized to sign the current application for registration of the above named registrant under the Controlled Substances Act or Controlled Substances Import and Export Act, have made, constituted, and appointed, and by these presents, do make, constitute, and appoint ______________________________, my true and lawful attorney for me in my name, place, and stead, to execute the Applicant's DEA Registration Applications pursuant to 21 CFR 1301.13(j).  I hereby ratify and confirm all that said attorney shall lawfully do or cause to be done by virtue hereof.

_____________________________
(Signature of person granting power)

I, _______________________, hereby affirm that I am the person named herein as attorney-in-fact and that the signature affixed hereto is my signature.

_______________________
(Signature of attorney-in-fact)

Witnesses:

1. _______________________

2. _______________________

Signed and dated on the ___ day of ____________ 2018 at _____________Florida.

Copy Provided by U.S. Mail to:

Mail to DEA at 1818 S. Australian Ave # 300, West Palm Beach, Florida 33409